The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-160834

Subject to completion, March 2, 2010.
Prospectus Supplement
(to Prospectus dated July 27, 2009)
$300,000,000

Solutia Inc.
  % Senior Notes due 2020

This is an offering of $300,000,000 aggregate principal amount of our  % Senior Notes due 2020. The notes will mature on           , 2020. We will pay interest on the notes on each            and           , commencing           , 2010. We may redeem some or all of the notes at any time prior to           , 2015 at a price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date and a “make-whole” premium, as described in this prospectus supplement. We may redeem some or all of the notes at any time on or after           , 2015 at the redemption prices set forth in this prospectus supplement. In addition, until           , 2013, we may redeem up to 35% of the aggregate principal amount of the notes using net proceeds from certain equity offerings at the redemption price set forth in this prospectus supplement. Holders may require us to repurchase the notes upon a change of control. There is no sinking fund for the notes.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured debt. The notes will be effectively subordinated to our secured debt to the extent of the value of the assets securing such debt and to the debt and other liabilities of our non-guarantor subsidiaries. The notes will be guaranteed on a senior unsecured basis by all of our direct and indirect subsidiaries that guarantee our obligations or the obligations of our domestic subsidiaries under our senior secured credit facilities.

The notes are not expected to be listed on any securities exchange or included in any quotation system.

This prospectus supplement and the accompanying prospectus include additional information about the terms of the notes, including optional redemption prices and covenants.

See “Risk Factors,” which begins on page S-12 of this prospectus supplement for a discussion of certain of the risks you should consider before investing in the notes.

	Per Note	Total
Public offering price(1)	%	$
Underwriting discount	%	$
Estimated proceeds to us, before expenses	%	$

(1)	Plus accrued interest from , 2010, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made in New York, New York on or about           , 2010.

Joint Book-Running Managers

Jefferies & Company	Deutsche Bank Securities

Citi	HSBC	J.P. Morgan

Co-Manager

Fifth Third Securities, Inc.

The date of this Prospectus Supplement is           , 2010

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act of 1934, as amended, or the Exchange Act. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” often identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include, but are not limited to, those described herein and in Solutia’s most recent Annual Report on Form 10-K under the heading “Risk Factors.” These risks and uncertainties include the risks and uncertainties regarding the consummation of the transactions described herein and the timing thereof, including the possibility that the conditions to consummating the transactions may not be satisfied or that the transactions may not close. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence. In addition, actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a variety of factors and conditions which include, but are not limited to:

•	the market for Solutia’s securities and indebtedness;

•	Solutia’s ability to comply with the terms of its senior secured credit facilities or to increase, extend or refinance the senior secured credit facilities;

•	general economic, business and market conditions;

•	currency fluctuations;

•	interest rate fluctuations;

•	increased costs or shortages of raw materials and energy;

•	disruption of operations;

•	exposure to product liability and other litigation, environmental remediation obligations and other environmental liabilities;

•	lower prices for Solutia’s products or a decline in its market share due to competition or price pressure by customers;

•	ability to implement cost reduction initiatives in a timely manner;

•	ability to divest existing businesses;

•	efficacy of new technology and facilities;

•	limited access to capital resources;

•	changes in U.S. and foreign laws and regulations;

•	geopolitical instability;

•	changes in pension and other post-retirement benefit plan assumptions; and

•	Solutia’s ability to reduce its overall leverage.

These forward-looking statements are expressly qualified in their entirety by this cautionary statement and are only made as of the date of this prospectus supplement and, except as required by law, we undertake no obligation to update these forward-looking statements to reflect new information, subsequent events or otherwise.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the notes we are offering. You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference therein, as well as any free writing prospectus that is filed, including the term sheet for the notes offered hereby. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

NON-GAAP FINANCIAL MEASURES

The financial measures EBITDA and Adjusted EBITDA, as presented in this prospectus supplement, are supplemental measures of Solutia’s performance that are not GAAP measures. As presented in this prospectus supplement, EBITDA is defined as earnings from continuing operations before interest expense, income tax expense, depreciation and amortization, less net income attributable to noncontrolling interests and reorganization items, net and Adjusted EBITDA is defined as EBITDA adjusted to exclude unusual gains and charges, which management views as one time items that are not reflective of Solutia’s ongoing operations, cost overhang associated with the Nylon business divested on June 1, 2009, and non-cash stock compensation expense. See “Prospectus Supplement Summary — Summary Historical Consolidated Financial Data.”

We present EBITDA and Adjusted EBITDA because we believe these measures provide investors with important additional information to evaluate our operating performance. We believe EBITDA and Adjusted EBITDA are useful to investors because these measures are frequently used by securities analysts, investors and other interested persons in evaluating operating performance in comparison to other companies in our industry. These measures are also frequently provided for in indentures and credit agreements and similar measures are used in our senior secured credit facilities and in the indenture governing our senior notes due 2017 that will also govern the notes offered hereby. EBITDA and Adjusted EBITDA, however, are not measures of financial performance under GAAP, have not been audited and should not be considered alternatives to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities as measures of liquidity. Since EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, our financial information prepared in accordance with GAAP. Some of these limitations are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•	they do not reflect available liquidity to Solutia; and

•	other companies, including companies in our industry, may not use such measures or may calculate such measures differently than as presented in this prospectus supplement, limiting their usefulness as comparative measures.

ii

For a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Solutia, see “Prospectus Supplement Summary — Summary Historical Consolidated Financial Data.”

MARKET AND INDUSTRY DATA

The data included in this prospectus supplement regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on independent industry publications, other publicly available information and our own estimates. Our estimates are based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate and our management’s knowledge and experience. We believe these estimates to be accurate as of the date of this prospectus supplement. However, this information may prove to be inaccurate because of the methods by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. In addition, although we believe that the independent industry publications and other publicly available information are reliable, we have not independently verified and do not guarantee the accuracy or completeness of this information.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information about us and the offering contained elsewhere in, or incorporated by reference into, this prospectus supplement. It is not complete and may not contain all the information that may be important to you. You should carefully read the entire prospectus supplement, together with the accompanying prospectus and the documents incorporated by reference therein, before making an investment decision. In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, “Solutia,” the “Company,” “we,” “our” and “us” refer to Solutia Inc., a Delaware corporation. In the discussion of our business in this prospectus supplement, “we,” “our” and “us” also refer to our subsidiaries.

Company Overview

We are a global manufacturer and marketer of high-performance chemical-based materials that are used across automotive, construction, industrial and consumer applications. We are characterized by our market leadership, with all of our principal products commanding leading market positions. We participate in fast-growing global markets with 75% of our revenues for the year ended December 31, 2009 coming from markets outside of the United States. Our businesses are recognized as premium suppliers to a set of diversified markets, and our history of innovation, performance and service has resulted in a strong track record of revenue and earnings growth. To support our operations, we maintain a global footprint consisting of 25 manufacturing facilities, 6 technical centers and over 26 sales offices globally. We employ approximately 3,400 individuals around the world.

We were formed in April 1997 by Pharmacia Corporation (“Pharmacia”), which was then known as Monsanto Company (“Old Monsanto”), to hold and operate substantially all of the assets and assume all of the liabilities of Old Monsanto’s historical chemicals business. Pharmacia spun off Solutia to Pharmacia’s stockholders and we became an independent company in September 1997 (the “Spinoff”). Pharmacia subsequently formed a new company, Monsanto Company (“Monsanto”), to hold its agricultural and seed businesses and spun off Monsanto to its stockholders as well. We voluntarily filed for Chapter 11 bankruptcy protection on December 17, 2003 in order to restructure our balance sheet and obtain relief from litigation, environmental remediation, and certain postretirement benefits and liabilities that we assumed at the time of the Spinoff. We emerged from Chapter 11 proceedings on February 28, 2008.

Segment Overview

We report our business in three segments: Saflex®, CPFilms, and Technical Specialties. The major products by reportable segment are as follows:

Saflex®

Saflex® is the world’s largest producer of Polyvinyl Butyral (“PVB”) sheet, marketed under the brand name Saflex® and used in the manufacture of laminated glass for automotive and architectural applications. PVB is an adhesive interlayer with high tensile strength, impact resistance, transparency and elasticity, qualities that combine to make it particularly useful in the production of safety glass. Laminated safety glass is predominately produced with PVB sheet and is legislated in all industrialized countries for automobile windshields. Architectural laminated safety glass is widely used in the construction of modern office buildings, airports and residential homes. PVB sheet is also used as an encapsulant in the growing thin film solar cell market. In addition to PVB sheet, we manufacture specialty intermediate PVB resin products sold under the BUTVAR® brand, optical grade PVB resin and plasticizer. For the year ended December 31, 2009, the Saflex segment had net sales of $690 million and Adjusted EBITDA of $159 million.

CPFilms

CPFilms is one of the world’s largest manufacturers of custom-coated window films for aftermarket automotive and architectural applications. Our Llumar® brand is marketed to the professional automotive aftermarket, and our Gila® brand is marketed to the do-it-yourself automotive aftermarket. Vista® is marketed to the professional architectural end-market. CPFilms also manufactures specialized technical films for use in a wide variety of diversified uses, but focuses its efforts in the fast-growing areas of electronics and energy. For the year ended December 31, 2009, the CPFilms segment had net sales of $185 million and Adjusted EBITDA of $33 million.

Technical Specialties

Technical Specialties is our specialty chemicals segment, which includes the manufacture and sale of chemicals for the rubber, solar energy, process manufacturing and aviation industries.

We manufacture approximately 50 different products for the rubber chemicals industry that are classified into two main product groups: vulcanizing agents (principally insoluble sulfur) and rubber chemicals. These chemicals help cure and protect rubber, impart desirable properties to cured rubber, and increase the durability and lengthen the product life of various rubber-based end-products such as tires, belts, hoses, seals and footwear. We are the world’s leading supplier of insoluble sulfur, a key vulcanizing agent manufactured predominantly for the tire industry, and go to market under the trade name of CRYSTEX®. We have three product groups within rubber chemicals: anti-degradants, accelerators, and other rubber chemicals.

THERMINOL® heat transfer fluids are used for indirect heating or cooling of chemical processes in various types of industrial equipment and in solar energy power systems. The fluids provide enhanced pumping characteristics because they remain thermally stable at high and low temperatures.

SKYDROL® brand aviation hydraulic fluids and SKYKLEEN® brand aviation solvents are supplied across the aviation industry. The SKYDROL® line includes fire-resistant hydraulic fluids, which are used in more than half of the world’s commercial aircrafts.

For the year ended December 31, 2009, the Technical Specialties segment had net sales of $774 million and Adjusted EBITDA of $247 million.

Competitive Strengths

Premium Specialty Chemical and Material Provider with Stable, Industry Leading Margins

Our product portfolio is comprised of a set of products that command leading market positions, and which set the technical, performance and service standards for their markets. We believe our sales positions for the below products are as follows:

Insoluble Sulfur (Crystex®)	#1 Globally
Polyvinyl Butryl (PVB) Saflex®	#1 Globally
Premium Custom-Coated Window Films	#1 Globally
High Temperature Heat Transfer Fluids (Therminol®)	#1 Globally
Flame Resistant Aviation Hydraulic Fluid (Skydrol®)	#1 Globally

Crystex® insoluble sulfur is the benchmark for the rubber industry and provides unparalleled performance to tire manufacturers in their production of radial tires. Likewise, Saflex® interlayers set both the service and performance standard for the glass industry by adding significant functionality to glass for security, safety, comfort and energy efficiency. CPFilms is the only producer in its category with a complete suite of film technologies across the value chain. Therminol® and Skydrol® deliver innovation and unparalleled service to win leading positions in the solar power and process manufacturing and the aviation industries, respectively. In addition, because we participate downstream in the chemical value chain, producing highly valued products from relatively undifferentiated materials, we are generally protected from the commodity price volatility and extreme working capital fluctuations suffered by many commodity chemical companies.

Diverse Geographic Sales Mix and Global Manufacturing Footprint

With 75% of our sales for the year ended December 31, 2009 originating outside of the United States, we have well-balanced participation in all world areas, and we expect to participate significantly in the fast growing regions of Asia, Eastern Europe and South America. This diverse geographic mix mitigates the effects of any temporary regional weakness and currency movements. In addition, we believe our Asian growth strategy has positioned us ahead of industry peers as well as major competitors across all markets.

Our global operations and sales offices allow us to serve our customers around the world efficiently. Saflex® operates seven manufacturing facilities, including what we believe is the world’s largest and lowest cost PVB plant located in Ghent, Belgium and new and expanded plants in China and Mexico. Technical Specialties’ reach is global, supported by manufacturing facilities around the world. For example, Solutia operates seven Crystex® plants on four continents. CPFilms operates a world scale manufacturing facility in Martinsville, Virginia, which houses all of the key component technologies for polyester film lamination, and we believe it is well-positioned to serve the domestic and emerging markets for window film. We have numerous regional sales offices located outside the U.S. that allow us to serve the local markets in which we compete effectively.

Businesses Positioned to Take Advantage of Key Growth Trends

Throughout our businesses, specific market events are driving demand above those levels traditionally associated with the specialty chemical industry. For example, architectural design trends favoring more glass and regulations mandating architectural safety glass are driving demand for our Saflex® architectural products, a trend we expect to continue. Notably, given increased concerns over potential property damage and loss-of-life from extreme weather conditions, we expect end-user safety benefits, government regulations and safety codes to drive growth for Saflex® in architectural markets. In addition, we expect our Saflex® business to continue to benefit from overseas growth, particularly in China, where we recently completed the construction of a new PVB interlayer plant. Saflex® is also rapidly developing its photovoltaic offerings to serve the thin film solar panel market. As energy demand and public policy drive the rapid adoption of renewable energy, the global market for thin film solar panels is expected to grow at a rate of 25% per year.

Our CPFilms segment is positioned for growth in global markets where security and comfort (e.g., temperature control) for both automotive and architectural applications, are valued. We continue to target international markets, especially Asia and Eastern Europe. We expect the CPFilm segment to experience growth from increased emerging market demand for security and energy efficiency as well as improved customer awareness of our products’ benefits in these areas.

Our Technical Specialties segment participates in a number of niche businesses that are also poised for strong growth. These businesses benefit from a host of unique market drivers. For example, we believe increased per capita wealth in the emerging markets and the subsequent mobilizations of these economies have resulted in strong demand for tires and, in turn, demand for Crystex® insoluble sulfur. We also anticipate Technical Specialties will benefit from the growing global demand for renewable energy and methods for reducing carbon emissions, as Technical Specialties has a long history of supplying heat transfer fluids specially formulated for high temperature liquid phase applications in the concentrating solar power industry.

Strong Track Record of Cash Flow Generation and Debt Reduction

We have de-levered significantly since our emergence from bankruptcy, reducing net debt from $1,726 million as of February 29, 2008 to $1,049 million as of December 31, 2009. Net debt to Adjusted EBITDA has declined from 5.9x to 2.7x over the same period. We have generated substantial cash flow over the past few years and believe that we can continue to generate strong cash flow as a result of our competitive strengths, via cost reductions and increased efficiency. In addition, since August 2008, we have issued over $550 million in equity and utilized the majority of the proceeds for debt reduction.

Strong and Experienced Management Team

Our senior management team guided us through our emergence from bankruptcy. The team consists of executives with long-term experience at our company and elsewhere, both within and outside the chemical industry. Our senior executives have an average of over 15 years of experience in the chemical or related process industries. Moreover, our senior management team is supported by business unit managers who have extensive experience within their respective industry segments.

Business Strategy and Financial Objectives

Expand High Margin, High Growth Global Businesses

We plan to grow our existing higher margin businesses through product development and prudent capital investments. We believe that we are well-positioned to capitalize on global growth opportunities, especially in emerging markets.

With Saflex®, we intend to maintain our leading market position and develop new geographic markets through our capacity expansions in China, Belgium and Mexico. Our manufacturing and product technologies will enable us to capture new market growth opportunities such as photovoltaics. Within photovoltaics, Saflex® is developing PVB applications to meet the specific requirements of the thin film solar market. We believe that our global commercial organization, market leading positions and local market knowledge will enable us to successfully take advantage of future market growth.

We plan to pursue international growth opportunities in our CPFilms segment, particularly in China, Eastern Europe and other emerging markets, by focusing our channels, category development and efforts in these geographic regions. We also intend to pursue growth through the introduction of innovative products. CPFilms recently launched window film products with new capabilities such as anti-graffiti and the ability to block wireless signal stealing devices.

In our Technical Specialties businesses, we plan to leverage our established presence in Asia. Therminol® has operations in Suzhou, China and is poised to capture growth in process fluids as manufacturing shifts to Asia. Skydrol® will focus on Asia to benefit from the growth in commercial aviation in the region. Flexsys rubber chemicals has established operations in Japan and Malaysia and will continue to benefit from the shift in tire manufacturing to Asia. Technical Specialties continues to introduce new formulations for Crystex®, Therminol® and Skydrol® that optimize our customers’ processes and strengthen our industry leading positions.

Continue to Improve our Cost Structure and Capital Efficiency

Beginning in the late third quarter and early fourth quarter of 2008 we experienced a decline in our volumes and revenues associated with the overall decreased level of global economic activity. Our management reacted quickly to implement a series of actions to address our cost structure and change production levels of business segments. Actions taken included the reduction of capital investments to maintenance levels, the reductions in selling, general and administrative costs and the idling or shutdown of certain manufacturing plants. Structural changes affecting employees were also implemented, including streamlining the senior management team, reducing our headcount and freezing salaries. In addition, we suspended our 401(k) matching program, reduced bonuses earned under our 2008 annual incentive plan, and eliminated our annual incentive plan for 2009. Each of these compensation plans were substantially reinstated beginning in January 2010. We will continue to focus on managing costs and capital efficiently. We expect to allocate growth capital only to high return projects and to efficiently manage working capital by maintaining inventory levels that are consistent with demand levels, streamlining distribution channels and maintaining efficient sales and operations planning.

Continue to Reduce Leverage

We are focused on reducing the leverage of the Company and have generated in excess of $100 million of cash from operations, after exclusion of reorganization items, legacy items and significant pension funding, in each fiscal year since the beginning of 2006. As the Company generates operating cash flow in future periods and generates cash from other activities such as we did from the sale of our Nylon business in the second quarter of 2009, we intend to use some or all of these proceeds to reduce our outstanding indebtedness.

Pursue Select Acquisition Opportunities

We will pursue select acquisitions in our existing business segments, including acquisitions to enhance our presence in existing markets and our entry into new geographic markets. We will also continue to explore the acquisition of complementary businesses.

Recent Developments

Acquisition of Etimex Solar

On February 28, 2010, we entered into a definitive agreement with Etimex Holding GmbH to purchase all of the equity interests of Etimex Solar GmbH (“Etimex Solar”), a German limited liability company, for approximately €240 million in cash, subject to certain cash, working capital, and other post-closing adjustments (the “Acquisition”).

Etimex Solar is a global leader in the production of specialty films for the encapsulation of solar cells in photovoltaic solar modules. For the year ended December 31, 2009, Etimex Solar generated revenue of approximately $67 million and EBITDA of approximately $34 million (based on net income of approximately $31 million and adding depreciation and amortization of approximately $3 million). For purposes of calculating EBITDA, no taxes or interest expenses are attributed to Etimex Solar as these components were attributed to its parent company. Upon closing of the Acquisition, the Etimex Solar business will be reported within the Saflex segment. Dollar amounts contained in this paragraph are based on the conversion ratio of 1 Euro = 1.39 United States Dollars.

Consummation of the Acquisition is subject to certain closing conditions, including obtaining European governmental and regulatory approvals (including under competition laws and regulations). We currently anticipate that the Acquisition will be consummated during the second quarter of 2010; however no assurance can be given that the Acquisition will be consummated. This offering is not conditioned upon completion of the Acquisition.

A description of the Acquisition is contained in a current report on Form 8-K filed by us with the Securities and Exchange Commission (the “SEC”) on March 1, 2010, which is incorporated by reference herein.

Credit Facility Refinancing

We expect to refinance (the “Credit Facilities Refinancing”) our existing senior secured term loan facility and our existing senior secured asset-based revolving credit facility (the “Existing Credit Facilities”) in the first quarter of 2010 with a combination of cash on hand and new senior secured credit facilities that are expected to consist of a $750 million senior secured term loan facility and a senior secured revolving credit facility with availability of $300 million (the “New Credit Facilities”). No assurance can be given that the Credit Facilities Refinancing will be consummated or, if consummated, as to the final terms of the New Credit Facilities. This offering is not conditioned upon completion of the Credit Facilities Refinancing. See “Description of Other Indebtedness”.

Corporate Information

Our principal executive offices are located at 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760 and our telephone number at that address is (314) 674-1000. Our principal website is located at http://www.solutia.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Solutia Inc.

Notes Offered	$300,000,000 aggregate principal amount of % Senior Notes due 2020.

Maturity Date	The notes will mature on , 2020.

Interest	Interest on the notes will accrue at a rate of % per annum.

Interest on the notes will be payable on and of each year, beginning on , 2010, and will accrue from the issue date of the notes.

Ranking	The notes will be our senior unsecured obligations and will:

• rank senior in right of payment to any of our future senior subordinated or subordinated indebtedness;

• rank pari passu in right of payment with all of our existing and future senior indebtedness;

•      be effectively subordinated in right of payment to our existing senior secured credit facilities and any future secured indebtedness, to the extent of the value of the assets securing such indebtedness, and

• be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the notes.

Similarly, the note guarantees will be senior unsecured obligations of the guarantors and will:

• be senior in right of payment to each guarantor’s guarantee of any future senior subordinated or subordinated indebtedness of such guarantor;

• be pari passu in right of payment to all existing and future senior indebtedness of each guarantor;

• be effectively subordinated to any secured indebtedness of each guarantor to the extent of the value of the assets securing such indebtedness, and

• be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the notes.

As of December 31, 2009, after giving effect to this offering and the use of proceeds as contemplated under “Use of Proceeds,” we would have had approximately $876 million of indebtedness outstanding under our senior secured credit facilities (excluding $44 million of undrawn letters of credit and approximately $120 million of additional borrowing capacity under our senior secured revolving credit facility), all of which would rank effectively senior to the notes to the extent of the assets securing such indebtedness, and our subsidiaries that are not guarantors would have approximately $16 million of indebtedness and other liabilities, all of which would rank structurally senior to the notes.

Guarantees	All of our direct and indirect subsidiaries that guarantee our obligations or the obligations of our domestic subsidiaries under our senior secured credit facilities will guarantee the notes on the issue date on a senior unsecured basis.

Any subsidiary that guarantees our obligations or the obligations of our domestic subsidiaries under our senior secured credit facilities in the future will guarantee the notes unless we designate such subsidiary as an “unrestricted subsidiary” under the indenture.

Optional Redemption	Prior to , 2015, we may redeem some or all of the notes for cash at a redemption price equal to 100% of their principal amount plus a “make-whole” premium (as described under “Description of Notes — Optional Redemption”), plus accrued and unpaid interest to the redemption date. Beginning on , 2015, we may redeem some or all of the notes at the redemption prices listed under “Description of Notes — Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Optional Redemption After Certain Equity Offerings	In addition, at any time (which may be more than once) until , 2013, we can choose to redeem up to 35% of the outstanding notes with the proceeds of certain equity offerings, so long as:

• we pay % of the face amount of the notes, plus accrued and unpaid interest to the redemption date;

• we redeem the notes within 90 days of completing such equity offering; and

• at least 65% of the aggregate principal amount of the notes remains outstanding afterwards.

Change of Control Offer	If we experience a change in control, we must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued and unpaid interest to the date of purchase.

We might not be able to pay you the required price for notes you present to us at the time of a change of control, because we might not have enough funds at that time.

Asset Sale Proceeds	If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay debt under our senior secured credit facilities or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest to the date of purchase.

Certain Covenants	The indenture governing the notes will contain covenants limiting our ability and the ability of our restricted subsidiaries to:

• incur additional debt or enter into sale and leaseback transactions;

• pay dividends or distributions on our capital stock or repurchase our capital stock;

• issue stock of subsidiaries;

• make certain investments;

• create liens on our assets;

• enter into transactions with affiliates;

• merge or consolidate with another company; and

• transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes — Certain Covenants.”

During any period that the credit rating on the notes, as determined by both Moody’s Investors Service and Standard and Poor’s Ratings Services, equals or exceeds Baa3 and BBB-, respectively, and no default has occurred and is continuing, we will not be subject to most of the restrictive covenants and corresponding events of default contained in the indenture. Any restrictive covenants or corresponding events of default that cease to apply as a result of achieving these ratings will be restored if one or both of the credit ratings on the notes later falls below these thresholds. See “Description of Notes — Covenant Suspension.”

No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include funding of potential acquisitions, including, if consummated, the Acquisition, and the repayment of debt. No assurances can be given that we will consummate the Acquisition or any other acquisitions. See “ — Recent Developments” and “Use of Proceeds.”

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the notes.

Summary Historical Consolidated Financial Data

The following table sets forth our summary historical consolidated financial data at the dates and for the periods indicated. The summary historical financial data as of December 31, 2007, February 29, 2008, December 31, 2008 and December 31, 2009, and for the twelve months ended December 31, 2007, the two months ended February 29, 2008, the ten months ended December 31, 2008, and the twelve months ended December 31, 2009 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement, which have been audited by Deloitte & Touche LLP.

	Predecessor		Successor
		Two Months	Ten Months	Twelve Months
	Twelve Months Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2007	2008	2008	2009
	(dollars in millions)
Statement of Operations Data:
Net sales	$1,643	$335	$1,775	$1,667
Cost of goods sold	1,260	241	1,408	1,197

Gross profit	383	94	367	470
Selling, general and administrative expenses	218	42	243	227
Research, development and other operating expenses, net	24	3	9	10

Operating income(1)	141	49	115	233
Equity earnings from affiliates	12	—	—	—
Interest expense(2)	(134)	(21)	(141)	(159)
Other income (loss), net	34	3	24	—
Loss on debt modification	(7)	—	—	—
Reorganization items, net	(298)	1,433	—	—

Income (loss) from continuing operations before income tax expense	(252)	1,464	(2)	74
Income tax expense(3)	17	214	13	14

Income (loss) from continuing operations(4)	(269)	1,250	(15)	60
Income (loss) from discontinued operations, net of tax(5)	64	204	(648)	(169)

Net income (loss)	(205)	1,454	(663)	(109)
Net income attributable to noncontrolling interest	3	—	5	4

Net income (loss) attributable to Solutia Inc.	$(208)	$1,454	$(668)	$(113)

Balance Sheet Data (at end of period) (Continuing Operations):
Cash and cash equivalents	$173	$180	$32	$243
Working capital(6)	472	515	366	512
Property, plant and equipment, net(7)	619	629	952	919
Total assets	1,832	1,931	3,244	3,256
Long-term debt(8)	359	386	1,359	1,264
Liabilities subject to compromise	1,922	1,962	—	—
Shareholders’ equity (deficit)	(1,589)	(1,682)	529	600

	Predecessor		Successor
		Two Months	Ten Months	Twelve Months
	Twelve Months Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2007	2008	2008	2009
	(dollars in millions)

Cash Flow Data (Continuing Operations):
Cash provided by (used in) continuing operations before reorganization activities	$(38)	$(16)	$155	$199
Cash used in reorganization activities	(80)	(348)	(32)	—

Cash provided by (used in) operations	(118)	(364)	123	199
Cash used in investing activities	(218)	(15)	(35)	(28)
Cash provided by (used in) financing activities	279	351	2	(19)

Net change in cash for period attributable to continuing operations	$(57)	$(28)	$90	$152

Segment Data (Continuing Operations):
Net sales
Saflex	$727	$125	$697	$690
CPFilms	234	39	197	185
Technical Specialties	646	164	851	774

Reportable segment totals	$1,607	$328	$1,745	$1,649
Unallocated and other	36	7	30	18

Total	$1,643	$335	$1,775	$1,667

Adjusted EBITDA(9)
Saflex	$113	$17	$124	$159
CPFilms	58	9	46	33
Technical Specialties	124	40	195	247

Reportable segment totals	$295	$66	$365	$439
Unallocated costs
Corporate expenses	(53)	(8)	(44)	(41)
LIFO adjustments	5	—	—	1
Other income (expense), net	22	2	11	(13)

Total	$269	$60	$332	$386

Other Financial Data (Continuing Operations):
Cash interest expense	$122	$43	$114	$100
Capital expenditures	$99	$15	$84	$44
Net debt(10)	$1,168	$1,304	$1,364	$1,049

(1)	Operating income includes net restructuring (gains)/charges and other items of $41 million in the twelve months ended December 31, 2007, ($2) million in the two months ended February 29, 2008, $102 million in the ten months ended December 31, 2008, and $32 million in the twelve months ended December 31, 2009.
(2)	Predecessor excludes unrecorded contractual interest expense of $32 million in the twelve months ended December 31, 2007 and $5 million in the two months ended February 29, 2008.
(3)	Income tax expense includes an increase (decrease) in valuation allowances of $82 million in the twelve months ended December 31, 2007, ($259) million in the two months ended February 29, 2008, $8 million in the ten months ended December 31, 2008 and $23 million in the twelve months ended December 31, 2009.
(4)	Income (loss) from continuing operations includes net restructuring charges and other (gains)/charges of $28 million in the twelve months ended December 31, 2007, ($2) million in the two months ended February 29, 2008, $79 million in the ten months ended December 31, 2008, and $67 million in the twelve months ended December 31, 2009.
(5)	Discontinued operations reflects the sale of our Nylon business on June 1, 2009.
(6)	Working capital excludes short-term debt and is defined as total current assets less total current liabilities.
(7)	Net of accumulated depreciation of $1,102 million as of December 31, 2007, $1,134 million as of February 29, 2008, $56 million as of December 31, 2008 and $128 million as of December 31, 2009.
(8)	Long-term debt excludes $659 million as of December 31, 2007 of debt classified as subject to compromise in accordance with Accounting Standards Codification (“ASC”) Topic 852: “Reorganizations,” as a result of our Chapter 11 bankruptcy filing in 2003.

(9)	We present EBITDA and Adjusted EBITDA because we believe these measures provide investors with important additional information to evaluate our operating performance. We believe EBITDA and Adjusted EBITDA are useful to investors because these measures are frequently used by securities analysts, investors and other interested persons in evaluating operating performance in comparison to other companies in our industry. These measures are also frequently provided for in indentures and credit agreements, and similar measures are used in our senior secured credit facilities and will be used in the covenants in the indenture governing the notes. EBITDA and Adjusted EBITDA, however, are not measures of financial performance under GAAP, have not been audited and should not be considered alternatives to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities as measures of liquidity. Since EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, our financial information prepared in accordance with GAAP. Some of these limitations are: (a) they do not reflect cash outlays for capital expenditures or future contractual commitments; (b) they do not reflect changes in, or cash requirements for, working capital; (c) they do not reflect interest expense or the cash requirements necessary to service interest, or principal payments, on indebtedness; (d) they do not reflect income tax expense or the cash necessary to pay income taxes; (e) they do not reflect available liquidity to our company; and (f) other companies, including companies in our industry, may not use such measures or may calculate such measures differently than as presented in this prospectus supplement, limiting their usefulness as comparative measures. Below is a reconciliation of net income (loss) attributable to Solutia Inc. to EBITDA and to Adjusted EBITDA.

	Predecessor		Successor
		Two Months	Ten Months	Twelve Months
	Twelve Months Ended	Ended	Ended	Ended
	December 31,	February 29,	December 31,	December 31,
	2007	2008	2008	2009
	(dollars in millions)

Income (Loss) from continuing operations	(269)	1,250	(15)	60
Less: Net income attributable to noncontrolling interest	3	—	5	4

Income (Loss) from continuing operations attributable to Solutia	(272)	1,250	(20)	56
Interest expense	134	21	141	159
Income tax expense	17	214	13	14
Depreciation and amortization	59	11	89	107
Reorganization items, net	298	(1,433)	—	—

EBITDA	236	63	223	336
Adjustments to EBITDA:
Restructuring charges	33	1	38	38
Gains (Losses) on tort litigation matters, insurance settlements and sales of non-core assets	(21)	(3)	(3)	6
Loss on debt modification	7	—	—	—
Net pension plan settlements	5	—	—	11
Gain on reduction of incentive plan	—	—	—	(23)
Fresh Start related charges, net	—	—	60	—
Step-up in basis on acquisition of Flexsys	3	—	—	—
Non-cash stock compensation expense	—	—	11	17
Nylon cost overhang	6	(1)	3	1

Adjusted EBITDA	$269	$60	$332	$386

(10)	Net debt is defined as short-term debt plus long-term debt less cash and cash equivalents. Net debt at February 29, 2008 was $1,726 million immediately after giving effect to the plan of reorganization and fresh start accounting.

RISK FACTORS

An investment in the notes is subject to numerous risks, including those listed below. You should carefully consider the following risks, along with the information provided elsewhere in this prospectus supplement, together with the accompanying prospectus and the documents incorporated by reference therein, including the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 before investing in the notes. These risks could materially affect our ability to meet our obligations under the notes. You could lose all or part of your investment in, and the expected return on, the notes.

Risk Relating to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We will have substantial indebtedness after this offering. As of December 31, 2009, as adjusted to give effect to this offering and the use of proceeds as described under “Use of Proceeds,” we would have had total indebtedness of $1,592 million (of which $876 million would have been secured indebtedness (excluding $44 million of undrawn letters of credit)) and would have had approximately $120 million of additional borrowing capacity under our senior secured revolving credit facility.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic conditions and to conditions within our industries;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds and our operational flexibility; and

•	makes us less attractive to potential acquirers or acquisition targets.

In addition, the indenture governing the notes will contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Furthermore, our ability to satisfy our debt service obligations will depend upon, among other things, fluctuations in interest rates, our future operating performance and ability to refinance indebtedness when necessary. These factors depend partly on economic, financial, competitive and other factors beyond our control. We have hedged a significant portion of our variable rate debt with derivative instruments. We may not be able to generate sufficient cash from operations to meet our debt service obligations as well as fund necessary capital expenditures, pension funding obligations and investments in research and development. In addition, if we need to refinance our debt, obtain additional financing or sell assets or equity, we may not be able to do so on commercially reasonably terms, if at all. Finally, counterparties to our derivative instruments may not be able to honor their contractual obligations.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

As of December 31, 2009, as adjusted to give effect to this offering and the use of proceeds as described under “Use of Proceeds,” we would have had $1,592 million of total indebtedness and would have had approximately $120 million of additional borrowing capacity under our senior secured revolving credit facility. The terms of our senior secured credit facilities and the terms of the indenture governing our senior notes due 2017 and the notes offered hereby permit us to incur substantial additional indebtedness in the future. See “Description of Notes.” If we incur any additional indebtedness that ranks equal to the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes offered hereby, and to fund planned capital expenditures and other general corporate purposes will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to refinance our indebtedness, including the notes offered hereby, or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our indebtedness, we may need to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance all or a portion of our indebtedness, including the notes offered hereby, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the notes offered hereby, on commercially reasonable terms or at all, or that the terms of that indebtedness will allow any of the above alternative measures or that these measures would satisfy our scheduled debt service obligations. If we are unable to generate sufficient cash flow or refinance our debt on favorable terms, it could significantly adversely affect our financial condition, the value of our outstanding debt and our ability to make any required cash payments under our indebtedness.

Payment of principal and interest on the notes will be effectively subordinated to our secured debt to the extent of the value of the assets securing that debt.

The notes will be effectively subordinated to claims of our secured creditors to the extent of the value of the assets securing such claims, and the note guarantees will be effectively subordinated to the claims of our secured creditors as well as the secured creditors of our subsidiary guarantors. As of December 31, 2009, as adjusted to give effect to this offering and the use of proceeds as described under “Use of Proceeds,” we estimate that we would have had approximately $876 million of indebtedness outstanding under our senior secured credit facilities to which the notes would be effectively subordinated, approximately $44 million of undrawn letters of credit and approximately $120 million of additional borrowing capacity under our senior secured revolving credit facility. See “Description of Other Indebtedness.” Holders of our secured obligations, including obligations under our senior secured credit facilities, will have claims that are prior to claims of the holders of the notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of our subsidiaries will be available to pay obligations on the notes and the note guarantees only after holders of our senior secured debt have been paid the value of the assets securing such obligations. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the notes.

The notes will not be guaranteed by non-U.S. subsidiaries or certain other subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of these subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or creditors of us, including the holders of the notes. As of December 31, 2009, after giving effect to this offering and use of proceeds as contemplated under “Use of Proceeds,” our subsidiaries that are not guarantors would have approximately $16 million of indebtedness and other liabilities, all of which would rank structurally senior to the notes.

We estimate that our subsidiaries that do not guarantee the notes accounted for approximately $1,120 million, or 67% of our net sales, and approximately $213 million, or 91% of our operating income, for the year ended December 31, 2009, and approximately $1,682 million, or 52% of our total assets as of December 31, 2009. Amounts are presented after giving effect to intercompany eliminations.

We may not have the ability to raise funds necessary to finance any change of control offer required under the indenture governing the notes offered hereby and our senior secured credit facilities.

If a change of control (as defined in the indenture) occurs, we will be required to offer to purchase your notes at 101% of their principal amount plus accrued and unpaid interest. See “Description of Notes — Change of Control.” If a purchase offer obligation arises under the indenture governing the notes offered hereby, a change of control could also have occurred under our senior secured credit facilities and our senior notes due 2017, which could result in the acceleration of the indebtedness outstanding thereunder. Any of our future debt agreements may contain similar restrictions and provisions. If a purchase offer were required under the indenture governing the notes offered hereby and our senior notes due 2017, and under the senior secured credit facilities, we may not have sufficient funds to pay the purchase price of all debt, including your notes, that we are required to purchase or repay.

Many of the covenants in the indenture will be suspended if the notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indenture governing the notes will no longer apply to us during any time that the notes are rated investment grade by both Moody’s and Standard & Poor’s, provided that at such time no default or event of default has occurred and is continuing. These covenants will restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Notes — Covenant Suspension.”

Active trading markets may not develop for the notes.

The notes are new issues of securities. There are no active public trading markets for the notes. We do not intend to apply for listing of the notes on a security exchange. The underwriters of the notes have informed us that they intend to make a market in the notes. However, the underwriters may cease their market making at any time. The liquidity of the trading markets in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industries generally. As a consequence, an active trading market may not develop for your notes, you may not be able to sell your notes, or, even if you can sell your notes, you may not be able to sell them at an acceptable price.

Federal and state laws allow courts, under certain circumstances, to void guarantees and require note holders to return payments received from guarantors.

The notes will be guaranteed by all of our direct and indirect subsidiaries that guarantee our obligations or the obligations of our domestic subsidiaries under our senior secured credit facilities. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or insolvency proceeding or a lawsuit is commenced by or on behalf of us or one of our guarantors or by our unpaid creditors or the unpaid creditors of one of our guarantors. Under these laws, a court could void the obligations under the guarantee, subordinate the guarantee of the notes to that guarantor’s other debt or take other action detrimental to the holders of the notes and the guarantees of the notes, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors;

•	received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee;

•	was insolvent or rendered insolvent by reason of issuing the guarantee;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

In those cases where our solvency or the solvency of one of our guarantors is a relevant factor, the measures of insolvency will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probably liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its indebtedness as it becomes due.

We cannot be sure as to the standard that a court would use to determine whether or not a party was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors’ other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

USE OF PROCEEDS

We will receive approximately $292 million in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, which may include the funding of potential acquisitions, including, if consummated, the Acquisition, and the repayment of debt. No assurances can be given that we will consummate the Acquisition or any other acquisitions. See “Prospectus Supplement Summary — Recent Developments.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2009 (x) on a historical basis, (y) as adjusted to give effect to this offering and (z) as further adjusted to give effect to this offering and our proposed Credit Facilities Refinancing. This offering is not conditioned upon completion of the Credit Facilities Refinancing and no assurance can be given that it will occur.

	As of December 31, 2009
		As	As Further
(dollars in millions)	Historical	Adjusted(1)	Adjusted(2)
		(unaudited)	(unaudited)

Cash and cash equivalents	$243	$535	$376

Debt:
Senior notes due 2017(3)	400	400	400
Senior notes due 2020(4)	—	300	300
Senior secured credit facilities:
Revolving credit facility due 2013 (the “ABL Facility”)(5)	—	—	—
Term loan facility due 2014	876	876	—
Proposed senior secured credit facilities:(6)
Revolving credit facility	—	—	—
Term loan facility	—	—	750
Other short-term debt	16	16	16

Total debt	1,292	1,592	1,466
Shareholders’ equity attributable to Solutia	593	593	584
Shareholders’ equity attributable to non-controlling interest	7	7	7

Total shareholders’ equity	600	600	591

Total capitalization of Solutia	$1,892	$2,192	$2,057

(1)	Adjusted to give effect to $300 million aggregate principal amount of senior notes offered hereby. The proceeds from the offering will fund general corporate purposes, which may include the funding of potential acquisitions, including, if consummated, the Acquisition, and pay fees and expenses. See “Use of Proceeds”.
(2)	Adjusted to give effect to $300 million aggregate principal amount of senior notes offered hereby, as well as our proposed refinancing of our Existing Credit Facilities with a new $750 million senior secured term loan facility and $300 million senior secured revolving credit facility, which incorporates uses of cash of $126 million for debt reduction, $9 million in term loan prepayment penalty and $24 million in additional fees and expenses. If our Existing Credit Facilities are refinanced, up to $82 million in existing non-cash deferred financing fees will be written-off as interest expense if certain criteria under ASC Topic 852: “Debt” are met. This offering is not conditioned upon completion of the Credit Facilities Refinancing. No assurance can be given that the Credit Facilities Refinancing will occur or as to the size, maturity or other terms of the proposed New Credit Facilities.
(3)	Consists of $400 million aggregate principal amount of our 8.75% senior notes due 2017 issued in October 2009.
(4)	Consists of $300 million aggregate principal amount of senior notes offered hereby.
(5)	Consists of a $350 million senior secured asset-based revolving credit facility. As of December 31, 2009 our borrowing base under our ABL facility was $164 million with availability of $120 million due to outstanding letters of credit of $44 million. There were no borrowings outstanding as of December 31, 2009 or February 26, 2010.
(6)	Consists of the proposed New Credit Facilities. No assurance can be given that the Credit Facilities Refinancing will occur or as to the size, maturity or other terms of the proposed New Credit Facilities.

RATIO OF EARNINGS TO FIXED CHARGES

	Predecessor				Successor
	Twelve Months	Twelve Months	Twelve Months	Two Months	Ten Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	February 29,	December 31,	December 31,
	2005	2006	2007	2008	2008	2009
Ratio of Earnings To Fixed Charges(1)	(0.19)	0.31	(0.87)	64.61	0.97	1.44

(1)	For purposes of determining the ratios of earnings to fixed charges, earnings are defined as net income before income taxes, cumulative effect of accounting changes, pretax gain or loss of equity investees, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized and excluding the effect of unrealized gains or losses on interest rate derivatives), and amortization of debt expenses and discount or premium relating to any indebtedness. Earnings for the twelve months ended December 31, 2005, 2006 and 2007 and for the ten months ended December 31, 2008 would have to be $102 million, $74 million, $267 million and $5 million more, respectively, in order to achieve a one-to-one ratio.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing Senior Secured Credit Facilities

Each credit facility described below (collectively, the “Senior Secured Credit Facilities”) were provided by a syndicate of banks and other financial institutions and entities to the Company and one or more of our other subsidiaries upon emerging from bankruptcy on February 28, 2008. Our Senior Secured Credit Facilities consist of:

•	a senior secured asset-based revolving credit facility in the aggregate principal amount of $350 million (the “ABL Facility”), with a maturity of five years, which includes letter of credit availability of up to $125 million and same-day swingline availability of up to $50 million; and

•	a senior secured term loan facility in an aggregate principal amount of $876 million (the “Term Loan Facility”), with a maturity of six years.

Maximum availability under the ABL Facility is limited to the lesser of $350 million or the amount of our borrowing base, as defined, but generally calculated as a percentage of allowable inventory and trade receivables. In addition to outstanding borrowings, availability is further reduced by outstanding letters of credit. As of December 31, 2009, our borrowing base was $164 million with availability reduced to $120 million by required letters of credit of $44 million. There were no borrowings outstanding under our ABL Facility as of December 31, 2009 or as of February 26, 2010.

The ABL Facility and the Term Loan Facility are documented under separate credit agreements. Loans made under the Term Loan Facility are denominated in United States Dollars only. Loans made under the ABL Facility may be denominated in United States Dollars, Euros or British Pound Sterling.

Interest Rate and Fees

The interest rates per annum applicable to loans denominated in United States Dollars, other than swingline loans, under our Senior Secured Credit Facilities are, at our option, equal to either an alternate base rate or an adjusted Eurocurrency rate for a one-, two-, three- or six-month interest period (or a nine- or twelve-month period or a one- or two-week period, if available to all relevant lenders) in each case, plus an applicable margin. The interest rate per annum applicable to loans denominated in Euros or Sterling, other than swingline loans, under our Senior Secured Credit Facilities are equal to an adjusted Eurocurrency rate for a one-, two-, three- or six-month interest period, (or a nine- or twelve-month period or a one-or two-week period, if available to all relevant lenders), plus an applicable margin.

The ABL Facility bears interest, at our option, at LIBOR or the alternate base rate plus an applicable margin. As of December 31, 2009, the applicable margin for the LIBOR and alternate base rate loans in the ABL Facility were 1.75% and 0.75%, respectively. The Term Loan Facility bears interest at our option, at LIBOR with a floor of 3.50% through the fourth anniversary from the date we emerged from bankruptcy (February 28, 2008) plus 5.00%, or at the alternate base rate plus 4.00%. The Term Loan Facility at December 31, 2009 is protected by a LIBOR cap of 4.25% until April 2010. Interest for the Senior Secured Credit Facilities is payable (i) with respect to LIBOR loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period, and (ii) with respect to alternate base rate loans, quarterly in arrears.

The interest rates per annum applicable to swingline loans denominated in United States Dollars under the ABL Facility are an alternate base rate plus an applicable margin. The interest rates per annum applicable to swingline loans denominated in Euros or Sterling under the ABL Facility are an adjusted Eurocurrency rate plus an applicable margin. The alternate base rate is a fluctuating rate per annum in effect from time to time equal to the highest of (1) Citibank N.A.’s base rate, (2) one-half of 1% over the three-month certificate of deposit rate (as adjusted for the maximum reserve percentages established by banking regulations to which our lenders are subject) and (3) one-half of 1% over the weighted average of rates on overnight Federal Funds as published by the Federal Reserve Bank of New York. The adjusted Eurocurrency rates are determined by reference to settlement rates established for deposits in the applicable currencies in the European interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by banking regulations to which our lenders are subject.

In addition to paying interest on outstanding principal under our Senior Secured Credit Facilities, Solutia is required to pay letter of credit fronting fees and other customary letter of credit fees to the letter of credit issuers and a commitment fee to the lenders under the ABL Facility in respect of the unutilized commitments thereunder (initially at a rate equal to (A) 0.30% per annum if utilization is greater than 50%, and (B) 0.375% per annum if utilization is less than or equal to 50%). Solutia also pays customary agency fees under the Senior Secured Credit Facilities.

Prepayments

We are required to make prepayments of, or cash collateralize, any amounts outstanding under the ABL Facility (including any outstanding letters of credit or swingline loans thereunder) to the extent such amounts exceed the lesser of (i) the applicable Borrowing Base (as defined in the ABL Facility credit agreement) as in effect at such time and (ii) the aggregate applicable commitments under the ABL Facility as in effect at such time.

We are required to prepay the outstanding amount of the Term Loan Facility, subject to certain exceptions, with:

•	50% (which percentage is reduced to 25% upon the achievement of a total net leverage ratio of less than 3.0x) of annual excess cash flow (as defined in the Term Loan Facility), less the amount of certain voluntary prepayments as described in the Term Loan Facility;

•	100% of the net cash proceeds of any issuance of indebtedness (other than permitted indebtedness); and

•	100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events in excess of an amount to be agreed, subject to reinvestment rights.

We may voluntarily repay outstanding loans under (i) the ABL Facility at any time without premium or penalty, other than customary “breakage” costs with respect to adjusted Eurocurrency loans and (ii) the Term Loan Facility at any time with a penalty of (x) 3.00% of the principal amount prepaid in the first year of the Term Loan Facility, (y) 2.00% of the principal amount prepaid in the second year of the Term Loan Facility, and (z) 1.00% of the principal amount prepaid in the third year of the Term Loan.

Maturity and Amortization

The Term Loan Facility amortizes each year in an amount equal to 1.00% per annum in equal quarterly installments, with the remaining amount payable on the maturity date of the Term Loan Facility, six years from the date of the closing of the Senior Secured Credit Facilities.

Principal amounts outstanding under the ABL Facility are due and payable in full at maturity, five years from the date of the closing of the Senior Secured Credit Facilities.

Guarantee and Security

All of our obligations under the ABL Facility are unconditionally guaranteed (the “ABL Guarantees”) by (other than certain unrestricted and immaterial subsidiaries) each of our direct and indirect domestic subsidiaries and, to the extent that a guarantee by a foreign subsidiary would not, in our good faith judgment, have material adverse tax consequences to us or our subsidiaries, each of our foreign subsidiaries (such domestic and foreign subsidiaries, collectively, the “Guarantors”). Additionally, the ABL Facility and the ABL Guarantees are secured by the following: (a) a perfected first priority security interest in all of our and the Guarantors’ accounts receivable, inventory, cash, deposit accounts and, in each case, proceeds thereof (subject to certain exceptions) (the “Current Asset Collateral”); (b) a perfected second-priority pledge of the capital stock in our subsidiaries (excluding certain specified subsidiaries), except that with respect to our foreign subsidiaries such pledge shall be limited to 65% of the capital stock of our “first-tier” foreign subsidiaries (or such greater percentage as could not, in our good faith judgment, reasonably be expected to have material adverse tax consequences to us or our subsidiaries) (the “Pledged Collateral”); and (c) subject to certain exceptions, perfected second-priority security interests in substantially all of our and the Guarantors’ other personal property (the “Other Personal Property Collateral”), in each case, subject to permitted liens and materiality, thresholds, and other exceptions and limitations.

All obligations of our obligations under the Term Loan Facility and any interest rate protection or other hedging or cash management arrangements entered into with any lender thereunder, the Administrative Agent thereunder, a Lead Arranger thereunder or any affiliate of any of the foregoing (collectively, the “Secured Term Loan Facility Obligations”) are unconditionally guaranteed (the “Term Loan Guarantees”) by, subject to certain exceptions, each of the Guarantors. Additionally, the Secured Term Loan Facility Obligations and Term Loan Guarantees are secured by the following: (a) a perfected second-priority security interest in the Current Asset Collateral; (b) a perfected first-priority pledge of the Pledged Collateral; and (c) a perfected first-priority security interests in the Other Personal Property Collateral, in each case, subject to permitted liens and other customary exceptions and limitations.

The collateral under each of the Senior Secured Credit Facilities excludes certain excluded assets described in the applicable credit agreements.

Certain Covenants and Events of Default

The Senior Secured Credit Facilities contain customary negative covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our restricted subsidiaries, to incur indebtedness, grant liens, transact with affiliates, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividends or other restricted payments.

The Term Loan Facility contains the following financial covenants: a minimum fixed charge coverage ratio of 1.35 to 1.0 (with step-ups); a maximum total leverage ratio of 4.50 to 1.0 (with step-downs); and maximum capital expenditures of $175 million (with certain exceptions and carry-forward provisions).

The ABL Facility requires us to maintain a minimum fixed charge coverage ratio of 1.00 to 1.0 during any period where an event of default occurs or availability under the ABL Facility is less than $40 million for three consecutive business days. The Senior Secured Credit Facilities also contain certain customary affirmative covenants and events of default.

Senior Notes due 2017

On October 15, 2009, the Company issued $400 million in aggregate principal amount of 8.75% senior notes due 2017 (the “2017 Notes”), which are senior unsecured obligations of the Company. Interest is payable on the 2017 Notes on each May 1 and November 1, commencing May 1, 2010. The Company may redeem some or all of the 2017 Notes at any time prior to November 1, 2013 at a price equal to 100% of the principal amount of the 2017 Notes redeemed plus an applicable make-whole premium. On or after November 1, 2013, the Company may redeem some or all of the 2017 Notes at redemption prices set forth in the indenture governing the 2017 Notes. In addition, at any time prior to November 1, 2012, the Company may redeem up to 35% of the aggregate principal amount of the 2017 Notes at a redemption price of 108.75% of the principal amount of the 2017 Notes redeemed with the net cash proceeds of certain equity offerings.

The Company’s payment obligations under the 2017 Notes are fully and unconditionally guaranteed on an unsecured senior basis by certain of our domestic subsidiaries. The 2017 Notes are not guaranteed by any of the Company’s foreign subsidiaries.

The terms of the indenture governing the 2017 Notes, among other things, limit the ability of the Company to incur additional debt and issue preferred stock; pay dividends or make other restricted payments; make certain investments; create liens; allow restrictions on the ability of certain of its subsidiaries to pay dividends or make other payments to it; sell assets; merge or consolidate with other entities; and enter into transactions with affiliates.

Subject to certain limitations, in the event of a change of control of the Company, the Company will be required to make an offer to purchase the 2017 Notes at a price equal to 101% of the principal amount of the 2017 Notes, plus accrued and unpaid interest to the date of repurchase.

The indenture governing the 2017 Notes provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; breach of other agreements in the indenture; failure to pay certain other indebtedness; failure to pay certain final judgments; failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs, the trustee or the holders of at least 25% in aggregate principal amount of the 2017 Notes may declare all the 2017 Notes to be due and payable immediately.

Credit Facility Refinancing

We expect to refinance the Senior Secured Credit Facilities in the first quarter of 2010 with a combination of cash on hand and new senior secured credit facilities that are expected to consist of a $750 million senior secured term loan facility and a $300 million revolving credit facility. No assurance can be given that the refinancing of our Existing Credit Facilities will be consummated or, if consummated, as to the final terms of the New Credit Facilities. This offering is not conditioned upon completion of the Credit Facilities Refinancing. See “Prospectus Supplement Summary — Recent Developments.”

DESCRIPTION OF NOTES

General

The  % Senior Notes due 2020 (the “Notes”) will be issued by Solutia Inc. As used below in this “Description of Notes” section, the terms “Solutia, the “Issuer,” “we,” and “us” refers to Solutia Inc. and not to its subsidiaries.

The Notes will be issued under the indenture dated as of October 15, 2009 and a supplemental indenture dated March  , 2010 (collectively, the “Indenture”), among Solutia, as the Issuer, certain subsidiaries of Solutia as guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). An affiliate of the Registrar and Paying Agent is acting as an initial purchaser of the Notes. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Copies of the Indenture are available upon written request to the Issuer as described below under “Where You Can Find More Information.” Definitions of certain terms are set forth under “— Certain Definitions.”

Principal of the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, City of New York, which, unless otherwise provided by the Issuer, will be the offices of the Trustee. Payment of interest will be made by check mailed to the addresses of the noteholders as such addresses appear in the Note register or, at the election of any noteholder in the manner prescribed by the Indenture, by wire transfer of immediately available funds.

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Terms of the Notes

We are offering $300 million aggregate principal amount of the Notes, which will mature on     , 2020. Subject to compliance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness,” we can issue additional Notes from time to time in the future as part of the same series without consent from holders of the Notes. Any additional Notes that we issue in the future will be identical in all respects to the Notes offered hereby and will be treated as a single class for all purposes of the Indenture, except that Notes issued in the future may have different issuance prices and will have different issuance dates.

The Notes will bear interest at the rate per annum shown on the cover page of this prospectus supplement from the Issue Date, or from the most recent date to which interest has been paid or provided for, payable semi-annually on      and      of each year, commencing     , 2010, to holders of record at the close of business on the immediately preceding      and     , respectively. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Ranking

The Notes and the Guarantees will rank equally with existing and future unsubordinated obligations of Solutia Inc. and the Guarantors, respectively. The Notes and the Guarantees will be structurally subordinated to the obligations of any Subsidiary of the Issuer that is not a Guarantor. If the Issuer or a Guarantor incurs any Indebtedness in the future that provides by its terms that it is subordinated to the Notes or the Guarantee of such Guarantor, as the case may be, the Notes or that Guarantee, as applicable, will rank senior to that Indebtedness.

The Notes and the Guarantees will be effectively subordinated to all secured indebtedness of the Issuer and each of the Guarantors to the extent of the assets securing such indebtedness.

As of December 31, 2009, after giving effect to this offering and the application of proceeds as described under “Use of Proceeds,” the Issuer and the Guarantors would have had approximately $876 million of secured debt outstanding and approximately $44 million of issued but undrawn letters of credit and approximately $120 million of additional borrowing capacity under the Issuer’s senior secured revolving credit facility.

Optional Redemption

At any time prior to            , 2015, the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each holder of Notes or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of the holders of record on the relevant record date to receive interest due on the relevant interest payment date.

The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after           , 2015 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve month period beginning on           of the years indicated below:

Redemption
Year	Price

2015	%
2016	%
2017	%
2018 and thereafter	100.000%

Notwithstanding the foregoing, at any time on or prior to           , 2013 the Issuer may, at its option on any one or more occasions, redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of     % of the principal amount, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds of one or more Equity Offerings; provided that:

(1)     at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its Subsidiaries); and

(2)     the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Selection and Notice

If less than all the Notes issued under the Indenture are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Guarantees

The Issuer and each of the Subsidiaries of Solutia that guarantees the obligations of Solutia or any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities will deliver a Guarantee on the date that is the later of (x) the Issue Date and (y) the date on which such Subsidiary guarantees the obligations of Solutia or any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities. Pursuant to the Guarantees, each of the Guarantors will fully and unconditionally guarantee all Obligations of the Issuer under the Indenture and the Notes on a senior basis. Newly formed or acquired Subsidiaries that guarantee the obligations of Solutia or any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities are required to become Guarantors, as described under “— Additional Guarantees.”

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering such Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor. See “Risk Factors — Risks Relating to the Notes — Federal and state laws allow courts, under certain circumstances, to void guarantees and require note holders to return payments received from guarantors.”

The Guarantee of any Restricted Subsidiary will be automatically and unconditionally released and discharged upon any of the following:

•	any sale, exchange or transfer by the Issuer or any Restricted Subsidiary to any Person or Persons, as a result of which the Restricted Subsidiary is no longer a Subsidiary of the Issuer, of a majority of the Capital Stock of, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in accordance with the provisions of the Indenture;

•	the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the Indenture; or

•	the release of such Restricted Subsidiary’s Guarantee under the Credit Facilities;

provided, in each such case, that the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to such transactions have been complied with and that such release is authorized and permitted under the Indenture.

Change of Control

If a Change of Control occurs, each noteholder will have the right to require the Issuer to purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), in accordance with the provisions of the next paragraph.

Within 30 days following any Change of Control, the Issuer shall mail a notice to each noteholder, with a copy to the Trustee, stating

•	that a Change of Control has occurred and that such noteholder has the right to require the Issuer to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on an interest payment date that is on or prior to the date fixed for purchase);

•	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

•	the instructions as determined by the Issuer, consistent with the covenant described hereunder, that a noteholder must follow in order to have its Notes purchased.

The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under any covenant of the Indenture by virtue of this compliance.

The occurrence of a Change of Control would constitute a default under the Credit Facilities. In addition, the Issuer’s ability to purchase the Notes for cash may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any purchases required in connection with a Change of Control. The Issuer’s failure to purchase the Notes in connection with a Change of Control would result in a default under the Indenture, which would, in turn, constitute a default under the Credit Facilities.

The definition of Change of Control includes a phrase relating to the sale, assignment, transfer, lease, conveyance or other disposition of “all or substantially all” of the properties or assets of Solutia and certain of its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a noteholder to require us to repurchase its Notes as a result of a sale, assignment, transfer, lease, conveyance or other disposition of less than all of the assets of Solutia and certain subsidiaries taken as a whole to another person or group may be uncertain.

Certain Covenants

The Indenture will contain certain covenants, including, among others, the following:

Limitation on Incurrence of Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, incur, directly or indirectly, any Indebtedness; provided that the Issuer or any Guarantor may incur Indebtedness if, immediately after giving effect to such incurrence, the Consolidated Coverage Ratio is at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, and the application of proceeds therefrom, had occurred at the beginning of such four-quarter period (this proviso, the “Coverage Ratio Exception”).

The foregoing paragraph will not prohibit incurrence of the following Indebtedness (collectively, “Permitted Indebtedness”):

(1)     the Notes issued on the Issue Date and any related Guarantees;

(2)     Indebtedness of the Issuer or any Restricted Subsidiary to the extent outstanding on the Issue Date (other than Indebtedness under the Credit Facilities);

(3)     Indebtedness of the Issuer or any Restricted Subsidiary under Credit Facilities in an aggregate amount at any time outstanding pursuant to this clause (3) (including amounts outstanding on the Issue Date) not to exceed the greater of:

•	$1,500.0 million; and

•	the sum of (x) $1,100.0 million, (y) 75% of the net book value of the Inventory of the Issuer and the Restricted Subsidiaries and (z) 85% of the net book value of the accounts receivable of the Issuer and the Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP;

(4)     Refinancing Indebtedness in respect of Indebtedness incurred pursuant to the Coverage Ratio Exception, clause (1) of this paragraph, clause (2) of this paragraph (other than any Indebtedness owed to the Issuer or any of its Subsidiaries), this clause (4), or clause (16);

(5)     Indebtedness owed by the Issuer or any Restricted Subsidiary to the Issuer or a Restricted Subsidiary; provided that

•	any such Indebtedness owed by the Issuer shall be subordinated by its terms to the prior payment in full in cash of all Obligations with respect to the Notes, and any such Indebtedness owed by any Guarantor (other than to the Issuer or any other Guarantor) shall be subordinated by its terms to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Guarantor; and

•	if such Indebtedness is held by a Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)     (x) the guarantee by the Issuer or any Guarantor of Indebtedness of the Issuer or a Guarantor and (y) the guarantee by any Restricted Subsidiary that is not a Guarantor of Indebtedness of any other Restricted Subsidiary that is not a Guarantor; provided that, in each case, the Indebtedness being guaranteed is incurred pursuant to the Coverage Ratio Exception or is Permitted Indebtedness;

(7)     Hedging Obligations;

(8)     Purchase Money Indebtedness and Capital Lease Obligations of the Issuer or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any assets (including capital expenditures of the Issuer or any Restricted Subsidiary), and Refinancings thereof, in an aggregate amount at any time outstanding pursuant to this clause (8) not to exceed the greater of (x) $75.0 million and (y) 5.0% of Consolidated Net Tangible Assets;

(9)     Indebtedness of any Foreign Subsidiary in an aggregate amount not to exceed at any time outstanding pursuant to this clause (9) not to exceed the greater of (x) $75.0 million and (y) 5.0% of Consolidated Net Tangible Assets;

(10)     Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by worker’s compensation claims and other statutory or regulatory obligations, self-insurance obligations, tender, bid, performance, government contract, surety or appeal bonds, standby letters of credit and warranty and contractual service obligations of like nature, trade letters of credit or documentary letters of credit, in each case to the extent incurred in the ordinary course of business of the Issuer or such Restricted Subsidiary;

(11)     customary indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the acquisition or disposition of any assets of the Issuer or any Restricted Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition);

(12)     obligations in respect of performance bonds and completion, guarantee, surety and similar bonds in the ordinary course of business;

(13)     Indebtedness in respect of Treasury Services Agreements (including Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds);

(14)     Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(15)     Indebtedness consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that the Issuer or any of its Subsidiaries uses or sells in the ordinary course of business;

(16)     Acquired Indebtedness; provided that after giving effect to such acquisition or merger, either

•	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

•	the Consolidated Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(17)     Indebtedness consisting of the financing of insurance premiums;

(18)     Indebtedness consisting of Guarantees incurred in the ordinary course of business under repurchase agreements or similar agreements in connection with the financing of sales of goods in the ordinary course of business;

(19)     additional Indebtedness in an aggregate principal amount not to exceed $75.0 million at any time outstanding pursuant to this clause (19); and

(20)     the incurrence of Indebtedness by Unrestricted Subsidiaries.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (20) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described and may later reclassify such item into any one or more of the categories of Indebtedness described above (provided that at the time of reclassification it meets the criteria in such category or categories). The maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this section any other obligation of the obligor on such Indebtedness (or of any other Person who could have incurred such Indebtedness under this section) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness.

Notwithstanding the foregoing, the Issuer will not, and will not permit any other Guarantor to, incur any Indebtedness that purports to be by its terms (or by the terms of any agreement or instrument governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Issuer or of such other Guarantor, as the case may be, unless such Indebtedness is also by its terms made subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as applicable, to at least the same extent as such Indebtedness is subordinated in right of payment to such other Indebtedness of the Issuer or such Guarantor, as the case may be.

Limitation on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, declare or make a Restricted Payment if:

(1)     a Default has occurred and is continuing or would result therefrom;

(2)     the Issuer could not incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3)     the aggregate amount of such Restricted Payment, together with all other Restricted Payments (the amount of any Restricted Payments made in assets other than cash to be valued at its Fair

Market Value) declared or made since October 15, 2009 (other than any Restricted Payment described in clause (2), (3), (4) or (6) of the next paragraph), would exceed the sum (the “Basket”) of

(a)     50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from July 1, 2009 to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(b)     the aggregate Net Cash Proceeds from the issuance and sale (other than to a Subsidiary of the Issuer) of, and the Fair Market Value of any property received in exchange for, Qualified Stock received by the Issuer subsequent to October 15, 2009) or from the issue or sale of debt securities of the Issuer that have been converted or exchanged into Qualified Stock, together with the aggregate cash and Temporary Cash Investments received by the Issuer or any of its Restricted Subsidiaries at the time of such conversion or exchange; provided that for purposes of determining the Fair Market Value of property received (other than of any asset with a public trading market) in excess of $50.0 million shall be determined by an Independent Financial Advisor, which determination shall be evidenced by an opinion addressed to the Issuer and delivered to the Trustee; plus

(c)     the amount by which Indebtedness or Disqualified Stock incurred or issued subsequent to October 15, 2009 is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Stock (less the amount of any cash, or the Fair Market Value of any other asset, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange); provided that such amount shall not exceed the aggregate Net Cash Proceeds received by the Issuer or any Restricted Subsidiary after October 15, 2009 from the issuance and sale (other than to a Subsidiary of the Issuer) of such Indebtedness or Disqualified Stock; plus

(d)     to the extent not included in the calculation of the Consolidated Net Income referred to in (a), an amount equal to, without duplication:

•	100% of the aggregate net proceeds (including the Fair Market Value of assets) received by the Issuer or any Restricted Subsidiary upon the sale or other disposition of any Investment (other than a Permitted Investment) made by the Issuer or any Restricted Subsidiary since October 15, 2009; plus

•	the net reduction in Investments (other than Permitted Investments) in any Person resulting from dividends, repayments of loans or advances or other Transfers of assets subsequent to October 15, 2009, in each case to the Issuer or any Restricted Subsidiary from such Person (including by way of such Person becoming a Restricted Subsidiary); plus

•	if the Basket was reduced as the result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated, or liquidated or merged into, a Restricted Subsidiary;

provided that the foregoing shall not exceed, in the aggregate, the amount of all Investments which previously reduced the Basket.

The provisions of the foregoing paragraph shall not prohibit the following:

(1)     dividends paid within 90 days after the date of declaration thereof if at such date of declaration such dividend would have been permitted under the Indenture;

(2)     any repurchase, redemption, retirement or other acquisition of Capital Stock or Subordinated Obligations made in exchange for, or out of the proceeds of the substantially concurrent issuance and sale (other than to a Subsidiary of the Issuer) of, Qualified Stock or, with respect to any such Subordinated Obligations, in exchange for or out of the proceeds of the substantially concurrent incurrence and sale (other than to a Subsidiary of the Issuer) of Refinancing Indebtedness thereof; provided that (x) no such exchange or issuance and sale shall increase the Basket and (y) no Default has occurred and is continuing or would occur as a consequence thereof;

(3)     payments by the Issuer or any Restricted Subsidiary in respect of Indebtedness of the Issuer or any Restricted Subsidiary owed to the Issuer or another Restricted Subsidiary;

(4)     repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award;

(5)     cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors);

(6)     Restricted Payments in an aggregate amount since October 15, 2009 not to exceed $75.0 million pursuant to this clause (6);

(7)     so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Issuer or any of its Subsidiaries from consultants, former consultants, employees, former employees, directors or former directors of the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments pursuant to this clause (7) (excluding amounts representing cancellation of Indebtedness) shall not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding calendar year); or

(8)     the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “— Limitation on Incurrence of Indebtedness”; so long as at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom).

Limitation on Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Lien of any kind securing Indebtedness on any asset of the Issuer or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless the Notes and the Guarantees are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that if the obligations so secured are subordinated in right of payment by their terms to the Notes or a Guarantee, the Lien securing such obligations will also have subordinated Lien priority by its terms to the Lien securing the Notes and the Guarantees at least to a comparable extent.

Limitation on Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or series of related transactions, Transfer any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate of the Issuer (an “Affiliate Transaction”), unless the terms thereof, taken as a whole, are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person that is not such an affiliate.

The Board of Directors must approve each Affiliate Transaction that involves aggregate payments or other assets or services with a Fair Market Value in excess of $20.0 million. This approval must be evidenced by a board resolution that states that such board has determined that the transaction complies with the foregoing provisions.

If the Issuer or any Restricted Subsidiary enters into an Affiliate Transaction that involves aggregate payments or other assets or services with a Fair Market Value in excess of $50.0 million, then prior to the consummation of that Affiliate Transaction, the Issuer must obtain a favorable opinion from an Independent Financial Advisor that it has determined such Affiliate Transaction to be fair, from a financial point of view, to the noteholders, and deliver that opinion to the Trustee.

The provisions of the three foregoing paragraphs will not prohibit the following:

(1)     transactions exclusively between, among or solely for the benefit of (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no affiliate of the Issuer (other than another Restricted Subsidiary) owns more than 10% of the Capital Stock in any such Restricted Subsidiary;

(2)     customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, and agreements to register securities of directors, officers, employees or other affiliates, in each case approved by the Board of Directors;

(3)     Restricted Payments which are made in accordance with the covenant described under “— Limitation on Restricted Payments” and Investments constituting Permitted Investments;

(4)     any issuance by the Issuer or any Restricted Subsidiary of Qualified Stock;

(5)     transactions between the Issuer or any Subsidiary and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the Indenture;

(6)     transactions with a Person that is an affiliate solely because the Issuer or any Restricted Subsidiary owns Capital Stock in such Person; provided that no affiliate of the Issuer (other than a Restricted Subsidiary) owns more than 10% of the Capital Stock in such Person; or

(7)     purchases and sales of raw materials or Inventory in the ordinary course of business on market terms.

Limitation on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(i)     the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(ii)     at least 75% of the total consideration received in such Asset Sale consists of cash, Temporary Cash Investments or assets referred to in clause (c) below, in each case, valued at the Fair Market Value thereof, or a combination of the foregoing.

For purposes of clause (ii) above, the following shall be deemed to be cash:

•	the amount (without duplication) of any liability (other than Subordinated Obligations) that would be recorded on a balance sheet prepared in accordance with GAAP of the Issuer or such Restricted Subsidiary that is expressly (i) assumed by a Person other than the Issuer or a Restricted Subsidiary, or (ii) is expunged by the holder of such liability, and with respect to which, in each case, the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released from further liability with respect thereto;

•	the amount of any obligations or securities received from such Transferee that are within 180 days repaid, converted into or sold or otherwise disposed of for cash or Temporary Cash Investments (to the extent of the cash or Temporary Cash Investments actually so received); and

•	any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause since October 15, 2009 that is at the time outstanding and held by the Issuer or any Restricted Subsidiary, not to exceed the greater of (x) $75.0 million or (y) 2.5% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary in connection with any Asset Sale is repaid, converted into or sold or otherwise disposed of for cash or Temporary Cash Investments (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion, sale or other disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or a Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply an amount equal to all or any of the Net Available Proceeds therefrom as follows:

(a)     to repay or otherwise retire amounts owing under the Credit Facilities in accordance with the Credit Facilities;

(b)     to repay or otherwise retire amounts owing under other Indebtedness (other than Subordinated Obligations) that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto; and/or

(c)     to make (i) an Investment in or expenditure for assets (including Capital Stock of any Person) that replace the assets that were the subject of the Asset Sale or in assets (including Capital Stock of any Person) that will be used in the Permitted Business and (ii) capital expenditures that will be used in the Permitted Business (or, in each case of (i) and (ii), enter into a binding commitment for any such investment or expenditure); provided that such binding commitment shall be treated as a permitted application of the Net Available Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such investment or expenditure is consummated and (y) the 180th day following the expiration of the aforementioned 365-day period. If the Investment or expenditure contemplated by such binding commitment is not consummated on or before the 180th day, such commitment shall be deemed not to have been a permitted application of Net Available Proceeds.

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $50.0 million, the Issuer will be required to make an offer to purchase from all noteholders an aggregate principal amount of Notes and, if the Issuer is required to do so under the terms of any other Indebtedness ranking pari passu with such Notes, such other Indebtedness on a pro rata basis with the Notes, equal to the amount of such Excess Proceeds (a “Net Proceeds Offer”) in accordance with the procedures set forth in the Indenture.

The offer price for the Notes will be payable in cash and will be equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”). If the aggregate Offered Price of Notes validly tendered and not withdrawn by noteholders thereof exceeds the amount of Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds shall be reduced to zero.

To the extent that the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer (and if applicable, the aggregate amount of pari passu Indebtedness being repaid, on a pro rata basis with the Notes) is less than the Excess Proceeds (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes.

In the event of the Transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under “— Merger, Consolidation and Sale of Assets,” the Transferee shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so Transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with any purchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of this compliance.

Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)     pay dividends or make any other distributions on its Capital Stock to the Issuer or any other Restricted Subsidiary or pay any Indebtedness owed to the Issuer or any other Restricted Subsidiary;

(b)     make any loans or advances to, or guarantee any Indebtedness of, the Issuer or any other Restricted Subsidiary, or

(c)     Transfer any of its assets to the Issuer or any other Restricted Subsidiary,

except:

(1)     any encumbrance or restriction pursuant to an agreement as in effect at or entered into on the Issue Date (including the Indenture and the Credit Facilities), as such encumbrance or restriction is in effect on the Issue Date;

(2)     any Lien permitted under the Indenture that restricts the Transfer of assets which are subject to such Lien;

(3)     restrictions on the Transfer of assets imposed under any agreement to sell such assets permitted under the Indenture pending the closing of such sale;

(4)     any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets of the Person so acquired;

(5)     customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the Transfer of ownership interests in or the payment of dividends or distributions from such partnership, limited liability company, joint venture or similar Person;

(6)     Purchase Money Indebtedness and Capital Lease Obligations incurred pursuant to clause (8) of the definition of “Permitted Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired;

(7)     any encumbrances or restrictions imposed by any amendments or Refinancings of the contracts, instruments or obligations referred to in clause (1), (4) or (6) above or clause (11) below;

provided that such amendments or Refinancings are, in the good faith judgment of the Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or Refinancing;

(8)     covenants to maintain net worth, total assets or liquidity and similar financial responsibility covenants under contracts with customers or suppliers in the ordinary course of business;

(9)     any such encumbrance or restriction consisting of customary provisions in leases governing leasehold interests to the extent such provisions restrict the Transfer of the lease or the property leased thereunder;

(10)     customary provisions in leases, subleases, licenses, sublicenses and service contracts in the ordinary course of business of the Issuer and the Restricted Subsidiaries between the Issuer or any Restricted Subsidiary and its customers and other contracts restricting the assignment thereof;

(11)     any agreement as in effect at the time any Person becomes a Subsidiary of the Issuer; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(12)     any agreement with respect to Indebtedness of a Foreign Subsidiary permitted under the Indenture so long as such prohibitions or limitations are only with respect to the properties and revenues of such Subsidiary or any Subsidiary of such Foreign Subsidiary;

(13)     indentures, agreements, notes, instruments and other documents governing Indebtedness permitted to be incurred under the Indenture so long as the restrictions imposed pursuant to such Indebtedness are no more restrictive, taken as a whole, than those restrictions contained in the Credit Facilities on October 15, 2009; and

(14)     any restriction imposed by applicable law, rule, regulation or order.

Additional Guarantees

The Issuer will cause any Subsidiary, whether currently existing, or subsequently acquired or created, that Guarantees the Issuer’s obligations or the obligations of any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities to fully and unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture until released in accordance with the terms of the Indenture.

Merger, Consolidation and Sale of Assets

(A)     The Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or Transfer (or cause or permit any Restricted Subsidiary of the Issuer to Transfer) all or substantially all of the Issuer’s assets (determined on a consolidated basis for the Issuer and its Subsidiaries) whether as an entirety or substantially as an entirety to any Person, unless

(1)     either

(a)     the Issuer is the surviving or continuing Person; or

(b)     the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Transferee of such assets (the “Issuer Surviving Entity”):

(x)     is a corporation, partnership or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation; and

(y)     expressly assumes, by supplemental indenture (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant under the Notes and the Indenture on the part of the Issuer to be performed or observed; and

(2)     each of the conditions specified in paragraph (C) below is satisfied.

For purposes of the foregoing, the Transfer in a single transaction or series of related transactions of all or substantially all of the assets of one or more Restricted Subsidiaries of the Issuer, the Capital Stock of which constitutes all or substantially all of the assets of the Issuer (determined on a consolidated basis for the Issuer and its Subsidiaries), shall be deemed to be the Transfer of all or substantially all of the assets of the Issuer.

The Indenture provides that upon any consolidation or merger in which the Issuer is not the continuing Person, or any Transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, the Issuer Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if the Issuer Surviving Entity had been named as such.

(B)     No Guarantor will, and the Issuer will not cause or permit any such Guarantor to, consolidate with or merge with or into any Person unless

(1)     either

(a)     such Guarantor shall be the surviving or continuing Person; or

(b)     the Person (if other than a Guarantor) formed by such consolidation or into which such Guarantor is merged shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, all of the obligations of such Guarantor under its Guarantee and the performance of every covenant under such Guarantor’s Guarantee and the Indenture on the part of such Guarantor to be performed or observed; and

(2)     each of the conditions specified in paragraph (C) below (other than clause (1) thereof) is satisfied.

The requirements of this paragraph (A) and (B) shall not apply to (x) a consolidation or merger of any Guarantor with and into the Issuer or any other Guarantor, so long as the Issuer or a Guarantor survives such consolidation or merger, or (y) a Transfer of any Guarantor that complies with the covenant described under “— Limitation on Asset Sales.”

(C)     The following additional conditions shall apply to each transaction described in paragraph (A) or (B), except that clause (1) below shall not apply to a transaction described in paragraph (B):

(1)     immediately after giving effect to such transaction and the assumption contemplated above (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Issuer (or the Issuer Surviving Entity, if applicable)

(x)     could incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(y)     the Consolidated Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(2)     immediately before and immediately after giving effect to such transaction and the assumption contemplated above (including giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default has occurred and is continuing; and

(3)     the Issuer shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that supplemental indenture is enforceable.

SEC Reports

Whether or not the Issuer is then subject to Section 13(a) or 15(d) of the Exchange Act, the Issuer will electronically file with the Commission, so long as the Notes are outstanding, the annual reports, quarterly reports and other periodic reports that the Issuer would be required to file with the Commission pursuant to Section 13(a) or 15(d) if the Issuer were so subject, and such documents will be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Issuer would be required so to file such documents if the Issuer were so subject, unless, in any case, if such filings are not then permitted by the Commission.

If such filings with the Commission are not then permitted by the Commission, or such filings are not generally available on the Internet free of charge, the Issuer will, within 15 days of each Required Filing Date, transmit by mail to noteholders, as their names and addresses appear in the Note register, without cost to such noteholders, and file with the Trustee copies of, the annual reports, quarterly reports and other periodic reports that the Issuer would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Issuer were subject to such Section 13(a) or 15(d), and, promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at the Issuer’s cost.

So long as the rules and regulations of the Commission would allow (including pursuant to any applicable exemptive relief) the Issuer to file periodic reports or information (if they were required by the Exchange Act to file such reports or information) on a consolidated or combined basis, the Issuer will be deemed to have satisfied their requirements in the above paragraphs if the Issuer files the reports and other information of the types otherwise so required within the applicable time periods. The Issuer also will comply with the other provisions of TIA § 314(a).

Conduct of Business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

Covenant Suspension

During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension”), the Issuer and the Restricted Subsidiaries will not be subject to the covenants (the “Suspended Covenants”) described under:

(1)     “— Limitation on Incurrence of Indebtedness”;

(2)     “— Limitation on Restricted Payments”;

(3)     “— Limitation on Transactions with Affiliates”;

(4)     “— Limitation on Asset Sales”;

(5)     “— Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries”;

(6)     “Additional Guarantees”;

(7)     “— Conduct of Business”; and

(8)     clause (C)(1) of “— Merger, Consolidation and Asset Sales.”

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating or (b) the Issuer or any of its

affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period beginning on the day of a Covenant Suspension Event and ending on a Reversion Date is called a “Suspension Period.” The ability of the Issuer and the Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date.

Events of Default

Any of the following shall constitute an Event of Default:

(1)     default for 30 days in the payment when due of interest on any Note;

(2)     default in the payment when due of principal on any Note, whether upon maturity, acceleration, optional redemption, required repurchase or otherwise;

(3)     failure to perform or comply with the covenant described under “— Change of Control”;

(4)     failure to perform or comply with any covenant, agreement or warranty in the Indenture (other than any specified in clause (1), (2) or (3) above) which failure continues for 60 days after written notice thereof has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of then outstanding Notes;

(5)     default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is created after the Issue Date, which

•	is caused by a failure to pay such Indebtedness at Stated Maturity (after giving effect to any grace period related thereto) (a “Payment Default”); or

•	results in the acceleration of such Indebtedness prior to its Stated Maturity;

and in each case, the principal amount of any such Indebtedness as to which a Payment Default or acceleration shall have occurred, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)     one or more final and non-appealable judgments, orders or decrees for the payment of money of $25.0 million or more, individually or in the aggregate, shall be entered against the Issuer or any Restricted Subsidiary or any of their respective properties and which final and non-appealable judgments, orders or decrees are not covered by third party indemnities or insurance as to which coverage has not been disclaimed and are not paid, discharged, bonded or stayed within 60 days after their entry;

(7)     a court having jurisdiction in the premises enters (x) a decree or order for relief in respect of the Issuer or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging the Issuer or any of its Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or any of its Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any of its Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(8)     the Issuer or any of its Significant Subsidiaries:

•	commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

•	consents to the entry of a decree or order for relief in respect of the Issuer or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Issuer or any of its Significant Subsidiaries; or

•	files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; or

•	consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer or any of its Significant Subsidiaries or of any substantial part of its property; or

•	makes an assignment for the benefit of creditors; or

•	admits in writing its inability to pay its debts generally as they become due; or

•	takes corporate action in furtherance of any such action; or

(9)     the Guarantee of any Guarantor that is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or is found invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

If an Event of Default occurs and is continuing (other than an Event of Default described in clause (7) or (8) above with respect to the Issuer), the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default described in clause (7) or (8) above occurs with respect to the Issuer, the principal of and interest on all the Notes will immediately become due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Except to enforce the right to receive payment of principal or interest when due, no noteholder may pursue any remedy with respect to the Indenture or the Notes unless:

•	such holder has previously given the Trustee notice that an Event of Default is continuing;

•	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

•	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

•	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability.

The Indenture will provide that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each noteholder notice of the Default within 90 days after it occurs. Notwithstanding the foregoing, except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Except as provided below, the Notes and the Indenture may be amended with the consent of the holders of a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding.

Without the consent of each holder of an outstanding Note affected thereby, no amendment or waiver may:

•	reduce the principal of or change the fixed maturity of any Note;

•	alter the provisions with respect to the redemption or purchase provisions of any Note or the Indenture in a manner adverse to the holders of the Notes (other than the provisions of the Indenture relating to any offer to purchase required under the covenants described under “— Change of Control”);

•	waive a redemption or purchase payment due with respect to any Note;

•	reduce the rate of or change the time for payment of interest on any Note;

•	waive a Default in the payment of principal or interest on the Notes (except that holders of at least a majority in aggregate principal amount of then outstanding Notes may (x) rescind an acceleration of the Notes that resulted from a non-payment default and (y) waive the payment default that resulted from such acceleration);

•	make the principal of or interest on any Note payable in money other than United States Dollars;

•	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes;

•	make the Notes or any Guarantee subordinated by their or its terms in right of payment to any other Indebtedness;

•	release any Guarantor that is a Significant Subsidiary from its Guarantee except in compliance with the Indenture; or

•	make any change in the amendment and waiver provisions of the Indenture.

Without the consent of any noteholder, the Issuer and the Trustee may amend the Notes and the Indenture:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under the Indenture in accordance with the covenant described under “— Merger, Consolidation and Sale of Assets”;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

•	to add a Guarantor;

•	to release a Guarantor from its Guarantee when permitted by the Indenture;

•	to add to the covenants of the Issuer for the benefit of the noteholders or to surrender any right or power conferred upon the Issuer;

•	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

•	to make any other change that does not materially adversely affect the rights of any noteholder; or

•	to conform the Indenture to this Description of Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

After an amendment or waiver under the Indenture becomes effective, the Issuer is required to mail to noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Transfer

Notes will be issued in registered form and are transferable only upon the surrender of the Notes being transferred for registration of transfer. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Discharge of Indenture and Defeasance

The Indenture will, subject to certain surviving provisions, cease to be of further effect when:

(1)     the Issuer delivers to the Trustee all outstanding Notes (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation; or

(2)     all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and the Issuer irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon, and if in either case the Issuer pays all other sums payable under the Indenture by the Issuer. The Trustee will acknowledge satisfaction and discharge of the Indenture on demand of the Issuer accompanied by an officers’ certificate and an opinion of counsel and at the cost and expense of the Issuer.

Subject to the conditions to defeasance described below and in the Indenture and the survival of certain provisions, the Issuer at any time may terminate:

(1)     all its obligations under the Notes and the Indenture (“legal defeasance option”); or

(2)     its obligations under certain restrictive covenants and the related Events of Default (“covenant defeasance option”).

the Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default referred to in clause (2) of the immediately preceding paragraph.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law).

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. An affiliate of the Registrar and Paying Agent is acting as an initial purchaser of the Notes.

The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any noteholder, unless such noteholder shall have offered to the Trustee security or indemnity satisfactory to it against any cost, expense and liabilities which might be incurred by it in compliance with such request.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any of its subsidiaries will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Governing Law

The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed in connection with the acquisition of the stock or any asset or assets from another Person; provided that such Indebtedness was not incurred by such Person in connection with or in contemplation of such merger or acquisition.

“affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)     1.0% of the principal amount of such Note; and

(2)     the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at          , 2015 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through          , 2015 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus      basis points; over (b) then outstanding principal amount of such Note.

“Asset Sale” means any Transfer by the Issuer or any Restricted Subsidiary (other than to the Issuer or a Restricted Subsidiary) of:

•	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders);

•	all or substantially all the assets of any division, business segment or comparable line of business of the Issuer or any Restricted Subsidiary; or

•	any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary.

Notwithstanding the foregoing, the term “Asset Sale” shall not include:

(1)     for purposes of the covenant described under “— Certain Covenants — Limitation on Asset Sales,” a Transfer that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” or permitted under “— Certain Covenants — Merger, Consolidation and Sale of Assets”;

(2)     sales of accounts receivable of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the Fair Market Value thereof;

(3)     sales or grants of non-exclusive licenses to use the patents, trade secrets, know-how and other intellectual property of the Issuer or any Restricted Subsidiary to the extent that such licenses are granted in the ordinary course of business, and do not prohibit the Issuer or any Restricted Subsidiary from using the technologies licensed and do not require the Issuer or any Restricted Subsidiary to pay any fees for any such use;

(4)     a Transfer pursuant to any foreclosure of assets or other remedy provided by applicable law by a creditor of the Issuer or any Restricted Subsidiary with a Lien on such assets, if such Lien is permitted under the Indenture;

(5)     a Transfer involving only Temporary Cash Investments or Inventory in the ordinary course of business;

(6)     any Transfer of damaged, worn-out or obsolete equipment in the ordinary course of business;

(7)     the lease or sublease of any real or personal property in the ordinary course of business;

(8)     a Transfer of assets having a Fair Market Value and a sale price of less than $5.0 million;

(9)     any Transfer constituting a taking, condemnation or other eminent domain proceeding for which no proceeds are received;

(10)     dispositions of accounts receivable in connection with the collection or compromise thereof;

(11)     dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property which is concurrently purchased pursuant to a transaction otherwise permitted hereunder, in each case under Section 1031 of the Code; or

(12)     dispositions of the Equity Interests of or other Investments in any joint venture to the extent required by the terms of customary buy/sell type arrangements entered into in connection with the formation of such joint venture.

“Bank Collateral Agent” means, collectively, the Persons designated as such under the Credit Facilities or any Person otherwise performing the duties typical of a collateral agent under a credit facility like the Credit Facilities.

“Basket” has the meaning set forth under “— Certain Covenants — Limitation on Restricted Payments.”

“Capital Lease Obligations” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP (except for temporary treatment of construction-related expenditures paid by any Person other than the Issuer or any of its Restricted Subsidiaries under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a sale-leaseback transaction), and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following events:

(1)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of the Issuer;

(2)     during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to the Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)     the Issuer consolidates with or merges with or into another Person or another Person merges with or into the Issuer, or all or substantially all the assets of the Issuer and the Restricted Subsidiaries, taken as a whole, are Transferred to another Person, and, in the case of any such merger or consolidation, the securities of the Issuer that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Issuer are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person; or

(4)     the Issuer liquidates or dissolves or the stockholders of the Issuer adopt a plan of liquidation or dissolution.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available to (b) Consolidated Fixed Charges for such four fiscal quarters; provided that:

(1)     if the Issuer or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period and prior to the event for which the Consolidated Coverage Ratio is being calculated that remains outstanding prior to the event for which the calculation is being made, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in the case of Indebtedness used to finance working capital needs incurred under a revolving credit or similar arrangement, the amount thereof shall be deemed to be the average daily balance of such Indebtedness during such four-fiscal-quarter period);

(2)     if since the beginning of such period the Issuer or any Restricted Subsidiary shall have Transferred any assets in an Asset Sale, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (whether positive or negative) directly attributable to the assets which are the subject of such Transfer for such period, and Consolidated Fixed Charges for such period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased, assumed by a third person (to the extent the Issuer and its Restricted Subsidiaries are no longer liable for such Indebtedness) or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Transfer for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Fixed Charges for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)     if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, which acquisition constitutes all or substantially all of an operating unit or division of a business, including any such Investment or acquisition occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;

(4)     if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Transfer of assets in an Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or clause (3) above if made by the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Transfer, Investment or acquisition occurred on the first day of such period; and

(5)     if the Issuer or any Restricted Subsidiary has repaid any Indebtedness since the beginning of such period that no longer remains outstanding on such date of determination, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to the repayment of such Indebtedness as if such Indebtedness had repaid on the first day of such period as if such discharge had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the amount of income, earnings or expense relating thereto and the amount of Consolidated Fixed Charges associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be (i) based on the reasonable good faith judgment of a responsible financial or accounting officer of the Issuer and (ii) set forth in a certificate delivered to the Trustee from such officer (it may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such transaction (which are being given pro forma effect) that are reasonably expected to be realized in the twelve month period immediately subsequent to such transaction). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

“Consolidated Fixed Charges” means, with respect to any period, the sum (without duplication) of:

(1)     the interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation:

•	amortization of debt issuance costs and debt discount;

•	the net payments, if any, under Interest Rate Agreements (including amortization of discounts);

•	the interest portion of any deferred payment obligation;

•	accrued interest;

•	commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers acceptance financings;

(2)     the interest component of the Capital Lease Obligations paid or accrued during such period;

(3)     all interest capitalized during such period;

(4)     interest accrued during such period on Indebtedness of the type described in clause (6) or (7) of the definition of “Indebtedness”;

(5)     the product of

•	the amount of all dividends on any series of Preferred Stock of the Issuer and the Restricted Subsidiaries (other than dividends paid in Qualified Stock and other than dividends paid to the Issuer or to a Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period;

•	a fraction, the numerator of which is one and the denominator of which is one minus then current effective consolidated Federal, state and local tax rate of the Issuer, expressed as a decimal; and

(6)     fees related to a Qualified Securitization Transaction.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied; provided that there shall not be included in such Consolidated Net Income:

(1)     any extraordinary, unusual, or non-recurring gains or losses or expenses;

(2)     any net income or loss of any Person if such Person is not a Restricted Subsidiary, except Consolidated Net Income shall be increased by the amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below);

(3)     the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, without prior approval (that has not been obtained), pursuant to the terms of its charter or any agreement, instrument and governmental regulation applicable to such Restricted Subsidiary or its stockholders;

(4)     any gain or loss realized upon the sale or other disposition of (x) any assets (including pursuant to Sale and Leaseback Transactions) which is not sold or otherwise disposed of in the ordinary course of business or (y) any Capital Stock of any Person;

(5)     any net after-tax income or loss from discontinued operations; and

(6)     the cumulative effect of a change in accounting principles.

“Consolidated Net Tangible Assets” means, as of any date of determination, the Total Assets less the sum of (1) the goodwill, net, and other intangible assets, and (2) all current liabilities, in each case, reflected on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter for which financial statements have been or are required to have been delivered pursuant to the Indenture, as applicable, as of the date of determination, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Investment, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness.”

“Credit Facilities” means (i) that certain $450,000,000 Credit Agreement dated as of February 28, 2008 among the Issuer, as U.S. borrower, Solutia Europe SPRL/BVA and Flexsys SA/NV, as European borrowers, the lenders named therein, and Citibank, N.A. as administrative agent and as collateral agent, (ii) that certain $1,200,000,000 Credit Agreement dated as of February 28, 2008 among the Issuer, as borrower, the lenders named therein, and Citibank, N.A. as administrative agent and as collateral agent, and (iii) any other documents evidencing Indebtedness, and in each case including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, supplemented, modified or Refinanced from time to time, including, without limitation, any agreement or agreements extending the maturity of, or Refinancing (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder), all or any portion of the Indebtedness under such agreement, including, without limitation, any indenture or indentures, and any successor or replacement agreement or agreements, including, without limitation, any indenture or indentures with the same or any other agents, creditor, lender or group of creditors, lenders, trustee or noteholders.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by a senior financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)     matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; or

(2)     is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes and for consideration that is not Qualified Stock;

provided that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Qualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Qualified Stock; provided further that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the Issuer or any Restricted Subsidiary to redeem or purchase such Capital Stock upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to such holders than the provisions described under the caption “— Change of Control” and such Capital Stock specifically provides that the Issuer or such Restricted Subsidiary will not redeem or purchase any such Capital Stock pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under the caption “— Change of Control.”

“Domestic Subsidiary” means a Restricted Subsidiary of the Issuer that is not a Foreign Subsidiary.

“EBITDA” for any period means the sum of Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1)     Consolidated Fixed Charges;

(2)     income tax expense determined on a consolidated basis in accordance with GAAP;

(3)     depreciation expense determined on a consolidated basis in accordance with GAAP;

(4)     amortization expense determined on a consolidated basis in accordance with GAAP;

(5)     amounts attributable to minority interest;

(6)     any unusual or non-recurring non-cash charge (including any impairment charge or asset write-off pursuant to GAAP) (provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(7)     all costs and expenses arising from or related to the Notes, the Credit Facilities, the Equity Rights Offering, the Creditor Rights Offering or Solutia’s emergence from Chapter 11 protection incurred prior to October 15, 2010;

(8)     non-cash stock compensation, including any non-cash expenses arising from stock options, stock grants or other equity-incentive programs, the granting of stock appreciation rights and similar arrangements;

(9)     to the extent the related loss is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss;

(10)     fees related to a Qualified Securitization Transaction;

(11)     one-time cash charges associated with plant closures and other restructuring charges, in all cases not exceeding $75.0 million in the aggregate prior to the final maturity date of the Notes (excluding any such charges pursuant to the Transactions); and

(12)     to the extent non-recurring and not capitalized, any fees, costs and expenses of the Issuer and its Restricted Subsidiaries incurred as a result of Permitted Acquisitions, Investments, Asset Sales permitted hereunder and the issuance, repayment or amendment of Equity Interests or Indebtedness permitted hereunder (in each case, whether or not consummated);

provided that EBITDA shall be reduced by the following:

(a)     all non-cash items increasing such Consolidated Net Income (excluding (x) any non-cash item to the extent that it represents an accrual of cash receipts to be received in a subsequent period and (y) the amount attributable to minority interests);

(b)     any non-recurring gains; and

(c)     amounts paid in cash as dividends or other distributions to holders of minority interests.

“Equity Offering” means a public or private offering or placement of Capital Stock of the Issuer (other than Disqualified Stock) that generates gross proceeds to the Issuer thereof of at least $25 million.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) in excess of $20 million shall be determined by the Board of Directors acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

“Foreign Subsidiary” means (i) a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia, and (ii) any Restricted Subsidiary that has no material assets other than Capital Stock, securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof).

“GAAP” means generally accepted accounting principles in the United States of America as in effect and adopted by the Issuer on October 15, 2009.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)     to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)     entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning. The term “guarantor” shall mean any Person guaranteeing any obligation.

“Guarantee” means a full and unconditional senior guarantee of the Notes pursuant to the Indenture.

“Guarantor” means any Restricted Subsidiary of the Issuer that issues a Guarantee of the Notes, in each case, until such Person is released from its Guarantee in accordance with the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes.

“incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Restricted Subsidiary. Neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness. The term “incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means, with respect to any Person, without duplication, and whether or not contingent:

(1)     all indebtedness of such Person for borrowed money or for the deferred purchase price of assets or services or which is evidenced by a note, bond, debenture or similar instrument, to the extent it would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2)     all Capital Lease Obligations of such Person;

(3)     all obligations of such Person in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person;

(4)     net obligations of such Person under Interest Rate Agreements or Currency Agreements;

(5)     all Disqualified Stock issued by such Person and all Preferred Stock issued by any Restricted Subsidiary of such Person, in each case, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends thereon;

(6)     to the extent not otherwise included, any guarantee by such Person of any other Person’s indebtedness or other obligations described in clauses (1) through (5) above; and

(7)     all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset at such date of determination and (y) the amount of such Indebtedness.

For the avoidance of doubt, “Indebtedness” shall not include:

(a)     current trade payables or other accrued liabilities incurred in the ordinary course of business and payable in accordance with customary practices;

(b)     deferred tax obligations;

(c)     minority interest;

(d)     non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business; and

(e)     obligations of the Issuer or any Restricted Subsidiary pursuant to contracts for, or options, puts or similar arrangements relating to, the purchase of raw materials or the sale of Inventory at a time in the future entered into in the ordinary course of business.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by the Fair Market Value of, such Disqualified Stock, such Fair Market Value is to be determined in good faith by the board of directors of the Issuer of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness or Disqualified Stock, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of the Indenture.

“Independent Financial Advisor” means a firm:

•	which does not, and whose directors, officers or affiliates do not, have a material financial interest in the Issuer or any of its Subsidiaries; and

•	which, in the judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.

“Inventory” has the meaning provided in the Uniform Commercial Code of the State of New York, as amended.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. “Investment” excludes (a) any Restricted Payment of the type described in clause (2) of the definition “Restricted Payment” and (b) any purchase or acquisition of Indebtedness of the Issuer or any of its Subsidiaries.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1)     “Investment” shall include the portion (proportionate to the Issuer’s direct and indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(2)     any asset Transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such Transfer; and

(3)     if the Issuer or any Restricted Subsidiary Transfers any Capital Stock of any direct or indirect Restricted Subsidiary, or any Restricted Subsidiary issues Capital Stock, such that, after giving effect to any such Transfer or issuance, such Person is no longer a Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such Transfer or issuance equal to the Fair Market Value of the Capital Stock of such Person held by the Issuer or such Restricted Subsidiary immediately following any such Transfer or issuance.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Issue Date” means the date on which the Notes are originally issued.

“Issuer Surviving Entity” has the meaning set forth under “— Certain Covenants — Merger, Consolidation and Sale of Assets.”

“Lien” means, any mortgage, deed of trust, lien, pledge, charge, debenture, security interest or encumbrance of any kind in respect of an asset with respect to any asset then held by the Issuer or a Restricted Subsidiary, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the UCC or equivalent statutes) of any jurisdiction other than to evidence a lease.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Proceeds” from an Asset Sale means the aggregate cash proceeds received by such Person and/or its affiliates in respect of such transaction, which amount is equal to the excess, if any, of:

(1)     the cash received by such Person and/or its affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such transaction, over

(2)     the sum of (a) the amount of any Indebtedness that is secured by such asset and which is repaid by such person in connection with such transaction (other than any such Indebtedness assumed by the purchaser of such assets), plus (b) all fees, commissions, and other expenses incurred by such Person in connection with such transaction, plus (c) provision for taxes, including income taxes, attributable to the transaction or attributable to required prepayments or repayments of Indebtedness with the proceeds of such transaction, including any withholding taxes imposed on the repatriation of proceeds plus (d) a reasonable reserve for the after-tax cost of any indemnification payments (fixed or contingent)

attributable to seller’s indemnities to purchaser in respect of such transaction undertaken by the Issuer or any of its Restricted Subsidiaries in connection with such transaction, plus (e) if such Person is a Restricted Subsidiary, any dividends or distributions payable to holders of minority interests in such Restricted Subsidiary from the proceeds of such transaction, plus (f) any reasonable reserves established by, and reflected on the financial statements of, the Issuer and its Restricted Subsidiaries in accordance with GAAP (other than any taxes deducted pursuant to clause (c) above) (x) associated with the assets that are the subject of such event and (y) retained by the Issuer or any Restricted Subsidiary to fund contingent liabilities that are directly attributable to such event and that are reasonably estimated to be payable by the Issuer or any Restricted Subsidiary within 18 months following the date that such event occurred (other than in the case of contingent tax liabilities, which shall be reasonably estimated to be payable within the current or immediately succeeding tax year); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Available Proceeds” on the date of such reduction.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing such Indebtedness.

“Permitted Business” means (1) the same or a similar line of business as the Issuer and the Restricted Subsidiaries are engaged in on the Issue Date as described in this prospectus supplement and (2) such business activities as are complementary, incidental, ancillary or related to, or are reasonable extensions of, the foregoing. Businesses related to the manufacturing, sale or distribution of high performance chemical-based products and materials are Permitted Businesses.

“Permitted Indebtedness” has the meaning set forth in the second paragraph under “— Certain Covenants — Limitation on Incurrence of Indebtedness.”

“Permitted Investment” means:

(1)     any Investment in Temporary Cash Investments, the Notes or the Senior Notes due 2017;

(2)     any Investment in the Issuer or any Restricted Subsidiary;

(3)     any Investment by the Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment:

•	such Person becomes a Restricted Subsidiary; or

•	such Person is merged or consolidated with or into, or Transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Guarantor;

(4)     receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)     loans or advances to employees of the Issuer or any Restricted Subsidiary that are made in the ordinary course of business of the Issuer or such Restricted Subsidiary, in an aggregate amount, taken together with all other loans or advances made pursuant to this clause (5) that are at the time outstanding, not to exceed $15.0 million;

(6)     Investments to the extent such Investment represents the non-cash portion of the consideration received in an Asset Sale as permitted pursuant to the covenant described under “— Certain

Covenants — Limitation on Asset Sales” or represents consideration received from the sale of assets not considered to be an Asset Sale for purposes of such covenant;

(7)     Investments of cash or Temporary Cash Investments in any Restricted Subsidiary that is not a Guarantor in the form of Indebtedness that is not subordinated by its terms to any other obligations;

(8)     Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(9)     Hedging Obligations incurred pursuant to clause (7) of the definition of “Permitted Indebtedness”;

(10)     Additional Investments in an aggregate amount, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of $100.0 million or 5.0% of Consolidated Net Tangible Assets;

(11)     any Investment by the Issuer or a Wholly Owned Subsidiary of the Issuer in a Securitization Entity; provided that such Investment is in the form of a Purchase Money Note or an equity interest or interests in accounts receivable generated by the Issuer or any of its Subsidiaries;

(12)     any Indebtedness of the Issuer to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Issuer from any such Subsidiary which assets are subsequently conveyed by the Issuer to a Securitization Entity in a Qualified Securitization Transaction;

(13)     any guarantees of Indebtedness permitted by clause (6) of the definition of “Permitted Indebtedness”;

(14)     Investments consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that the Issuer or any of its Subsidiaries uses or sells in the ordinary course of business;

(15)     security deposits required by utility companies and other Persons in a similar line of business to that of utility companies and governmental authorities that are utility companies, in each case, made in the ordinary course of business of the Issuer and its Subsidiaries;

(16)     Investments existing on the Issue Date;

(17)     advances of payroll payments to employees in the ordinary course of business; and

(18)     Investments in respect of Treasury Services Agreements permitted under clause (13) of the definition of “Permitted Indebtedness.”

The amount of any Permitted Investment made in assets other than cash shall be its Fair Market Value.

The amount of any Investments outstanding for purposes of clause (10) or (14) above and the amount of Investments deemed made since October 15, 2009 for purposes of clause (6) of the second paragraph under “— Certain Covenants — Limitation on Restricted Payments” shall be equal to the aggregate amount of Investments made pursuant to such clause reduced (but not below zero) by the following (to the extent not included in the calculation of Consolidated Net Income for purposes of determining the Basket and without duplication):

•	the aggregate net proceeds (including the Fair Market Value of assets other than cash) received by the Issuer or any Restricted Subsidiary upon the sale or other disposition of any Investment made pursuant to such clause;

•	the net reduction in Investments made pursuant to such clause resulting from dividends, repayments of loans or advances or other Transfers of assets to the Issuer or any Restricted Subsidiary;

•	to the extent that the amount available for Investments under such clause was reduced as the result of the designation of an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated, or liquidated or merged into, a Restricted Subsidiary; and

•	the net reduction in Investments made pursuant to such clause resulting from repayment of letters of credit or the expiration of letters of credit undrawn.

“Permitted Liens” means:

(1)     Liens on assets of a Person at the time such Person becomes a Subsidiary or when such assets are acquired (including by way of merger with such Person); provided that (a) such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Subsidiary or such assets were acquired and (b) such Lien does not extend to cover any assets of the Issuer or any other Restricted Subsidiary;

(2)     Liens existing on the Issue Date other than Liens securing Indebtedness incurred under clause (3) of the second paragraph under “— Certain Covenants — Limitation on Incurrence of Indebtedness”;

(3)     Liens imposed by law that are incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, employees’, laborers’, employers’, suppliers’, banks’, repairmen’s and other like Liens, in each case, for sums not yet due or that are being contested in good faith by appropriate proceedings and that are appropriately reserved for in accordance with GAAP if required by GAAP;

(4)     Liens for taxes, assessments and governmental charges not yet due or payable or subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings and that are appropriately reserved for in accordance with GAAP if required by GAAP;

(5)     Liens on assets acquired or constructed after the Issue Date securing Purchase Money Indebtedness and Capital Lease Obligations; provided that such Liens shall in no event extend to or cover any assets other than such assets acquired or constructed after the Issue Date with the proceeds of such Purchase Money Indebtedness or Capital Lease Obligations;

(6)     zoning restrictions, easements, rights-of-way, restrictions on the use of real property, other similar encumbrances on real property incurred in the ordinary course of business and minor irregularities of title to real property that do not (a) secure Indebtedness or (b) individually or in the aggregate materially impair the value of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of the Issuer and the Restricted Subsidiaries at such real property;

(7)     terminable or short-term leases or permits for occupancy, which leases or permits (a) expressly grant to the Issuer or any Restricted Subsidiary the right to terminate them at any time on not more than six months’ notice and (b) do not individually or in the aggregate interfere with the operation of the business of the Issuer or any Restricted Subsidiary or individually or in the aggregate impair the use (for its intended purpose) or the value of the property subject thereto;

(8)     Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default;

(9)     bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary in accordance with the provisions of the Indenture in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10)     Liens securing Refinancing Indebtedness relating to Permitted Liens of the type described in clauses (1), (2) and (5) of this definition; provided that such Liens extend only to the assets securing the Indebtedness being Refinanced;

(11)     other Liens securing obligations in an aggregate amount at any time outstanding not to exceed the greater of (i) $50.0 million or (ii) 3.5% of Consolidated Net Tangible Assets;

(12)     Liens securing Indebtedness incurred under clause (3) of the second paragraph under “— Certain Covenants — Limitation on Incurrence of Indebtedness”;

(13)     Liens securing Hedging Obligations of the type described in clause (7) of the definition of “Permitted Indebtedness”;

(14)     Liens securing Indebtedness of Foreign Subsidiaries;

(15)     Liens in favor of the Issuer or any Guarantor;

(16)     Liens on assets or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Subsidiary;

(17)     pledges of or Liens on raw materials or on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such raw materials or manufactured products;

(18)     Liens in favor of banks that arise under Article 4 of the UCC on items in collection and documents relating thereto and proceeds thereof and Liens arising under Section 2-711 of the UCC;

(19)     Liens arising or that may be deemed to arise in favor of a Securitization Entity arising in connection with a Qualified Securitization Transaction;

(20)     pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent or deposits as security for the payment of insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), in each case incurred in the ordinary course of business;

(21)     Liens in favor of the issuers of surety, performance, judgment, appeal and like bonds or letters of credit issued in the ordinary course of business;

(22)     Liens occurring solely by the filing of a UCC statement (or similar filings), which filing (A) has not been consented to by the Issuer or any Restricted Subsidiary or (B) arises solely as a precautionary measure in connection with operating leases or consignment of goods;

(23)     any obligations or duties affecting any property of the Issuer or any Restricted Subsidiary to any municipality or public authority with respect to any franchise, grant, license or permit that do not materially impair the use of such property for the purposes for which it is held;

(24)     Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable;

(25)     Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

(26)     deposits, pledges or other Liens to secure obligations under purchase or sale agreements;

(27)     Liens in the form of licenses, leases or subleases on any asset incurred by the Issuer or any Restricted Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Issuer or such Subsidiary and is incurred in the ordinary course of business;

(28)     Liens on receivables subject to factoring transactions;

(29)     Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or banker’s acceptance issued or created for the account of the Issuer or any Restricted Subsidiary; provided that such Lien secures only the obligations of the Issuer or such Restricted Subsidiary in respect of such letter of credit or banker’s acceptance;

(30)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the Uniform Commercial Code) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Issuer or any of its Restricted Subsidiaries;

(31)     Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;

(32)     ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Restricted Subsidiaries are located;

(33)     Liens or other matters disclosed in title policies in connection with the Credit Facilities;

(34)     Liens consisting of an agreement to sell or otherwise dispose of any property in an Asset Sale permitted under “— Certain Covenants — Limitation on Asset Sales” in each case solely to the extent such Asset Sale would have been permitted on the date of the creation of such Lien; and

(35)     Liens securing Indebtedness permitted to be incurred under clause (19) under “— Certain Covenants — Limitation on Incurrence of Indebtedness.”

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” mean Indebtedness:

•	consisting of the deferred purchase price of assets, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations, mortgages and obligations in respect of industrial revenue bonds or similar Indebtedness; and

•	incurred to finance the acquisition by the Issuer or a Restricted Subsidiary of such asset, including additions and improvements or the installation, construction or improvement of such asset;

provided that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further that such Indebtedness is incurred within 120 days after such acquisition of, or the completion of construction of, such asset by the Issuer or Restricted Subsidiary.

“Purchase Money Note” means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Issuer or any of its Subsidiaries in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Issuer, any Restricted Subsidiary or a Securitization Entity pursuant to which the Issuer or such Restricted Subsidiary or that Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or the Issuer or any Restricted Subsidiary which subsequently transfers to a Securitization Entity (in the case of a transfer by the Issuer or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of the Issuer or any Restricted Subsidiary which arose in the ordinary course of business of the Issuer or such Restricted Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualified Stock” means any Capital Stock of the Issuer other than Disqualified Stock.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, increase, replace, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, in part or in whole. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means, with respect to any Indebtedness, Indebtedness incurred to Refinance such Indebtedness that does not:

(1)     result in an increase in the aggregate principal amount of Indebtedness being Refinanced as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred in connection with such Refinancing) or

(2)     create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if the Indebtedness being Refinanced is subordinated in right of payment by its terms to the Notes or a Guarantee, then such Refinancing Indebtedness shall be subordinated in right of payment by its terms to the Notes or such Guarantee at least to the same extent and in the same manner as the Indebtedness being Refinanced and (y) the obligor(s) on the Refinancing Indebtedness shall not include any Person that is not the Issuer or a Guarantor or a Person that is an obligor on the Indebtedness being Refinanced.

“Restricted Payment” means, with respect to any Person:

(1)     any dividend or other distribution declared or paid on any Capital Stock of the Issuer (other than dividends or distributions payable solely in Qualified Stock); or

(2)     any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer;

(3)     any payment to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations prior to the Stated Maturity thereof (other than any Purchase Money

Indebtedness incurred after the Issue Date upon the sale, condemnation or casualty of the related asset); or

(4)     the making of an Investment (other than a Permitted Investment), including any Investment in an Unrestricted Subsidiary (including by the designation of any Subsidiary of the Issuer as an Unrestricted Subsidiary).

“Restricted Subsidiary” means each Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Securitization Entity” means a Wholly Owned Subsidiary of the Issuer (or another Person in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer Transfers accounts receivable):

(1)     which is designated by the Board of Directors (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of accounts receivable;

(2)     no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Issuer or any of its Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Issuer or any of its Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Issuer or any of its Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Issuer or any of its Subsidiaries;

(3)     with which neither the Issuer nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

(4)     to which neither the Issuer nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Senior Notes due 2017” means the $400 million in aggregate principal amount of the Issuer’s 8 3/4% Senior Notes due 2017 issued on October 15, 2009.

“Significant Subsidiary” means (1) any Restricted Subsidiary that is a “significant subsidiary” of the Issuer on a consolidated basis within the meaning of Regulation S-X promulgated by the SEC or (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “— Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any of its Subsidiaries which are reasonably customary in an accounts receivable securitization transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Issuer or a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinated by its terms in right of payment to the Notes or the Guarantee of the Issuer or such Guarantor.

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which Voting Stock representing more than 50% of the total voting power of all outstanding Voting Stock of such Person is at the time owned, directly or indirectly, by:

•	such Person;

•	such Person and one or more Subsidiaries of such Person; or

•	one or more Subsidiaries of such Person.

“Temporary Cash Investments” means any of the following:

(1)     any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)     investments in time or demand deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A-2” or higher by Moody’s, “A” or higher by S&P or the equivalent rating by any other nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)     repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)     investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an affiliate of the Issuer) organized and in existence under the laws of the United States of America, any State thereof or the District of Columbia or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is “P-2” or higher from Moody’s, “A-2” or higher from S&P or the equivalent rating by any other nationally recognized statistical rating organization (as defined above);

(5)     investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Moody’s or “A” by S&P; and

(6)     shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (1) through (5) above.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer.

“Transfer” means to sell, assign, transfer, lease (other than pursuant to an operating lease entered into in the ordinary course of business), convey or otherwise dispose of, consolidation, merger or otherwise, in one transaction or a series of transactions. “Transferred,” “Transferor” and “Transferee” have correlative meanings.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to          , 2015; provided, however, that if the period from the Redemption Date to          , 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Treasury Services Agreements” means, with respect to the Issuer or any of its Restricted Subsidiaries, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash pooling services, cash management services (including treasury, depository, overdraft (daylight and temporary), credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.

“UCC” means the Uniform Commercial Code in effect in the applicable jurisdiction.

“Unrestricted Subsidiary” means:

•	any Subsidiary of the Issuer that at the time of determination shall have been designated an Unrestricted Subsidiary by the Company; and

•	any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any assets of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided that:

•	no Default has occurred and is continuing or would occur as a consequence thereof;

•	(x) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (y) the Consolidated Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such designation; and

•	either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments” (treating the Fair Market Value of the Issuer’s proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP as the amount of the Investment).

The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

•	no Default has occurred and is continuing; and

•	Indebtedness of such Unrestricted Subsidiary and all Liens on any asset of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if incurred at such time, be permitted to be incurred under the Indenture.

Any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, as the case may be, that involves total assets of $20.0 million or more shall be approved by the Board of Directors.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)     then outstanding aggregate principal amount of such Indebtedness into

(2)     the sum of the total of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer and/or one or more Wholly Owned Subsidiaries.

BOOK ENTRY; DELIVERY AND FORM

The Notes sold will be issued in the form of one or more global securities. The global securities will be deposited with, or on behalf of The Depository Trust Company (the “Depositary”), and registered in the name of the Depositary or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

Notes that are issued as described below under “— Certificated Notes” will be issued in definitive form. Upon the transfer of Notes in definitive form, such Notes will, unless the global securities have previously been exchanged for Notes in definitive form, be exchanged for an interest in the global securities representing the aggregate principal amount of Notes being transferred.

The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

The Company expects that pursuant to procedures established by the Depositary, upon the issuance of the global securities, the Depositary will credit, on its book-entry registrations and transfer system, the aggregate principal amount of Notes represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriter of the Notes. Ownership of beneficial interests in the global securities will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interest) and such participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as the Depositary, or its nominee, is the Holder of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and Holder of the Notes for all purposes of the Notes and the Indenture. Except as set forth below, you will not be entitled to have the Notes represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owner or Holder of any Notes under the global securities. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that the Depositary, as the Holder of the global securities, is entitled to take, the Depositary will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

The Company will make all payments on Notes represented by the global securities registered in the name of and held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the owner and Holder of the global securities.

The Company expects that the Depositary or its nominee, upon receipt of any payment in respect of the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of the global securities as shown on the records of the

Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interest in the global securities held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the global securities owning through such participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of the Depositary, it is under no obligations to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

Subject to certain conditions, the Notes represented by the global securities will be exchangeable for certificated Notes in definitive form of like tenor as such Notes if (1) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the global securities and a successor is not promptly appointed or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act or (2) the Company in its discretion at any time determines not to have all of the Notes represented by the global securities.

Any Notes that are exchangeable pursuant to the preceding sentence will be exchanged for certificated Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions.

This summary deals only with beneficial owners of Notes that purchase the Notes in this offering at their issue price (as defined below) and that will hold the Notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, controlled foreign corporations, corporations that accumulate earnings to avoid United States federal income tax, passive foreign investment companies, S corporations, partnerships or other pass through entities for United States federal income tax purposes (or investors in such entities), insurance companies, dealers or traders in securities or currencies, certain former citizens or residents of the United States and taxpayers subject to the alternative minimum tax. This summary also does not discuss Notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a United States Holder (as defined below) is not the United States dollar. Moreover, the effect of any applicable estate or gift, state, local or non-United States tax laws is not discussed.

In the case of a beneficial owner of Notes that is classified as a partnership for United States federal income tax purposes, the tax treatment of the Notes to a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partnership. If you are a partner of a partnership holding Notes, then you should consult your own tax advisors.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of Notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

United States Holders

The term “United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

Payment of Stated Interest

Stated interest on a note will be included in the gross income of a United States Holder as ordinary income at the time such interest is accrued or received, in accordance with the holder’s method of accounting for United States federal income tax purposes.

Original Issue Discount

It is expected that the notes will be issued to the purchasers of notes hereunder for a price equal to the principal amount of the notes. If, contrary to current expectations, the notes are issued to the purchasers of notes hereunder at a discount from par that is greater than a specified de minimis amount, then the notes will be issued with original issue discount for United States federal income tax purposes (“OID”). In that case, a United States Holder generally will be required to include the OID in income as ordinary interest income, on a constant-yield basis over the term of the notes, in advance of the receipt of the cash attributable to that income. Investors considering the purchase of notes should consult their own tax advisors with respect to the consequences to them if the notes are treated as issued with OID. This discussion assumes that the notes will not be issued with OID.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States Holder generally will recognize gain or loss equal to the difference between (i) the amount realized upon the disposition and (ii) that holder’s adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note (less any portion allocable to any accrued and unpaid stated interest, which will be treated as ordinary income to the extent not previously included in income). A United States Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held the note for more than one year. In general, long-term capital gains of a non-corporate United States Holder are taxed at reduced rates. The deductibility of capital losses is subject to limitations. United States Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

Information Reporting and Backup Withholding Tax

In general, certain information must be reported to the IRS with respect to payments of interest on a note and payments of the proceeds of the sale or other disposition (including a retirement or redemption) of a note, to certain non-corporate United States Holders. The payor (which may be us or an intermediate payor) may be required to impose backup withholding tax, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding tax; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) there has been a notified payee underreporting described in section 3406(c) of the Code; or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

The term “non-United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a nonresidential alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

For purposes of the following discussion, interest and gain on the sale, exchange or other disposition (including a retirement or redemption) of a note will be considered “United States trade or business income” if the income or gain is effectively connected with the conduct of a United States trade or business.

Payment of Interest

Subject to the discussion of backup withholding tax below, interest paid on a note by us or any paying agent to a non-United States Holder will be exempt from United States withholding tax under the “portfolio interest exemption;” provided that (i) the non-United States Holder does not, actually or constructively, own 10% or more of the combined voting power of all classes of Solutia stock entitled to vote, (ii) the non-United States Holder is not a controlled foreign corporation related to Solutia, actually or constructively, (iii) the non-United States Holder is not a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (iv) the interest income is not United States trade or business income of the non-United States Holder, and (v) either (a) the non-United States Holder provides to us or our paying agent an applicable IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, that includes its name and address and that certifies its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the Notes on behalf of the non-United States Holder and provides a statement to us or our agent under penalties of perjury in which it certifies that an applicable IRS Form W-8BEN (or a suitable substitute form) has been received by it from the non-United States Holder or qualifying intermediary and furnishes a copy to us or our agent. This certification requirement may be satisfied with other documentary evidence in the case of a note held in an offshore account or through certain foreign intermediaries.

If a non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest made to such holder generally will be subject to United States withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding. United States trade or business income will not be subject to United States federal withholding tax but will be taxed on a net income basis in generally the same manner as a United States Holder (unless an applicable income tax treaty provides otherwise), and if the non-United States Holder is a foreign corporation, such United States trade or business income may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such interest, or a lower rate provided by an applicable treaty. In order to claim the benefit provided by a tax treaty or to claim exemption from withholding because the income is United States trade or business income, a non-United States Holder must provide either:

•	a properly executed IRS Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or;

•	a properly executed IRS Form W-8ECI (or suitable substitute form) stating that interest paid on the note is not subject to withholding tax because it is United States trade or business income.

Sale, Exchange, Redemption, Retirement or other Disposition of Notes

Subject to the discussion of backup withholding tax below, a non-United States Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other disposition of a note (other than any amount representing accrued but unpaid stated interest on the note, which is subject to the rules discussed above under “— Non-United States Holders — Payment of Interest”) unless (i) the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met (in which case such holder will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by certain United States source capital losses), or (ii) the gain is United States trade or business income (in which case such holder will be required to pay United States federal income tax on the net gain derived from the sale in the same manner as a United States Holder, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain, or a lower rate provided by an applicable income tax treaty).

Information Reporting and Backup Withholding Tax

The amount of interest paid to a non-United States Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which a non-United States Holder is resident.

Provided that a non-United States Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, a non-United States Holder generally will not be subject to backup withholding tax with respect to interest payments on, and the proceeds from disposition (including a retirement or redemption) of, a note, unless the payor knows or has reason to know that the holder is a United States person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition of a note are as follows:

•	If the proceeds are paid to or through the United States office of a broker, a non-United States Holder generally will be subject to backup withholding tax and information reporting unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have certain specified United States connections (a “United States Related Person”), a non-United States Holder will not be subject to backup withholding tax or information reporting.

•	If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States Related Person, a non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement between us and the Underwriters, the Underwriters named below have agreed to purchase from us, severally and not jointly, the principal amounts of Notes offered by this prospectus supplement at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Principal
Amount of
Underwriter	Notes

Jefferies & Company, Inc.	$
Deutsche Bank Securities Inc.	$
Citigroup Global Markets Inc.	$
HSBC Securities (USA) Inc.	$
J.P. Morgan Securities Inc.	$
Fifth Third Securities, Inc.	$

$300,000,000

The underwriting agreement provides that the obligations of the Underwriters are subject to certain conditions precedent. The underwriting agreement provides that the Underwriters will purchase all of the Notes if any of them are purchased.

The following table shows the underwriting discounts and commissions that we are to pay the underwriters in connection with the offering.

	Per Note	Total

Public offering price(1)%		$
Underwriting discount	%	$
Estimated proceeds to us, before expenses	%	$

(1)	Plus accrued interest from , 2010, if settlement occurs after that date.

After commencement of the offering, the offering price and other selling terms may be changed by the Underwriters.

The Notes are not listed on any securities exchange or included in any quotation system. The Underwriters have advised us that they currently intend to make a market in the Notes. However, the Underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

We have agreed to indemnify the Underwriters and certain controlling persons against certain liabilities, including liabilities under the Securities Act.

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each Underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Notes at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. A stabilizing bid is a bid for the purchase of notes on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Notes. A syndicate covering transaction is the bid for or the purchase of notes on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A penalty bid is an arrangement permitting the Underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. The Underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The Underwriters have advised us that they do not intend to confirm sales to any account over which any of them exercises discretionary authority.

Certain of the Underwriters or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business for which they have received or will receive customary fees and reimbursement of expenses. An affiliate of Citigroup Global Markets Inc. is the administrative agent, an affiliate of Citigroup Global Markets Inc. is the European collateral agent and an affiliate of Deutsche Bank Securities Inc. is the syndication agent under our ABL Facility. An affiliate of Citigroup Global Markets Inc. is the administrative agent and the collateral agent and an affiliate of Deutsche Bank Securities Inc. is the documentation agent under our Term Loan Facility. Each of Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. acted as a joint lead arranger and joint bookrunner under our Term Loan Facility and our ABL Facility. Affiliates of Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Fifth Third Securities, Inc. are lenders under our Term Loan Facility and hold commitments to make revolving loans under our ABL Facility and are expected to be lenders under our new senior secured term loan facility and, together with an affiliate of J.P. Morgan Securities Inc., are expected to hold commitments under our new senior secured revolving credit facility. Deutsche Bank Securities Inc. and/or one of its affiliates is expected to act as a joint lead arranger, joint bookrunner, administrative agent and collateral agent and a lender under our proposed New Credit Facilities, Jefferies & Company, Inc. and/or one of its affiliates is expected to act as a joint lead arranger, joint bookrunner, lender and agent under our proposed New Credit Facilities and each of Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc. is expected to act as a joint lead arranger and joint bookrunner under our proposed New Credit Facilities. Deutsche Bank

Securities Inc. is providing financial advisory services to us in connection with the Acquisition. Jefferies & Company, Inc. acted as lead arranger on the $74 million loan to our German subsidiary Flexsys Verkauf GmbH on May 2009. Deutsche Bank Securities Inc., Jefferies & Company, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. acted as joint book-running managers and HSBC Securities (USA) Inc. and Fifth Third Securities, Inc. acted as co-managers for our offering of 8 3/4% Senior Notes due 2017 in October 2009. Jefferies & Company, Inc. and Deutsche Bank Securities Inc. acted as joint bookrunners for our two equity offerings in August 2008. In addition, Jefferies & Company, Inc. acted as an underwriter in our June 2009 equity offering, the proceeds of which were used to pay down all outstanding revolving balances, fully repay the loan to Flexsys Verkauf GmbH, and for general corporate purposes.

LEGAL MATTERS

The validity of the notes, the guarantees and certain other legal matters will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2009 and 2008 (Successor Company), and for the twelve months ended December 31, 2009 (Successor Company), the ten months ended December 31, 2008 (Successor Company), two months ended February 29, 2008 (Predecessor Company) and twelve months ended December 31, 2007 (Predecessor Company) incorporated by reference in this prospectus supplement and the related financial statement schedule, incorporated by reference in this prospectus supplement from Solutia’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Solutia’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered accounting firm, as stated in their report, which is incorporated by reference (which report expresses unqualified opinions and includes explanatory paragraphs relating to Solutia’s reorganization under Chapter 11 of the United States Bankruptcy Code and classification of its integrated nylon business as discontinued operations). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings made with the SEC (File No. 001-13255) (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made after the date of this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Proxy Statement for our 2010 Annual Meeting of stockholders, filed with the SEC on February 25, 2010; and

•	our Current Reports on Form 8-K filed on February 3, February 25 and March 1, 2010.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.solutia.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
Attention: Investor Relations
Telephone: (314) 674-1000

Except for the documents incorporated by reference as noted above, we do not incorporate into this prospectus supplement any of the information included in our website.

SOLUTIA INC.

Senior Debt Securities
Subordinated Debt Securities
Purchase Contracts
Units
Preferred Stock
Common Stock
Depositary Shares
Warrants

We will provide the specific terms of any offering of these securities in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we or any selling stockholder will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any documents incorporated by reference into this prospectus carefully before you invest.

We or any selling stockholder may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. The net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

We are incorporated in the State of Delaware. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “SOA”. Our principal executive offices are located at 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760. Our telephone number is (314) 674-1000. Our website is www.solutia.com. The information contained on our website is not incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in these securities involves risk. See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and any additional “Risk Factors” set forth in any applicable prospectus supplement.

Prospectus dated July 27, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we or any selling stockholder may sell, at any time and from time to time, in one or more offerings, the securities identified in this prospectus. Each time we or any selling stockholder sells securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus and in the event the information set forth in a prospectus supplement differs in any way from the information set forth in the prospectus, you should rely on information set forth in the prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Information Incorporated by Reference.”

You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We or any selling stockholder is not making an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information contained in this prospectus or any applicable prospectus supplement is only correct as of their respective dates or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “Solutia” and the “Company” refer to Solutia Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Such filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us, including our filings, is also available on our website at www.solutia.com; however, that information is not part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and any applicable prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus or the applicable prospectus supplement is automatically updated and superseded if information contained in this prospectus or any applicable prospectus supplement, or information that we later file with the SEC, modifies or replaces that information. Any statement made in this prospectus or any applicable prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

1

We incorporate by reference the following documents we filed with the SEC (other than any information contained therein or attached as exhibits thereto which has been furnished but not filed in accordance with SEC rules):

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed February 19, 2009 (as amended by Form 8-K, filed July 27, 2009);

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 7, 2009;

(3)	Our Registration Statements on Form 8-A filed on December 18, 2007 and July 27, 2009;

(4)	Our Current Reports on Form 8-K filed on February 11, February 23, April 1, April 6, April 29, June 3, June 22 and July 27, 2009 (except Item 2.02 thereof); and

(5)	Our Proxy Statement on Schedule 14A filed March 27, 2009.

Any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and a part of this prospectus from the date of filing of such documents; provided, however, that we are not incorporating any documents or information contained therein that has been furnished but not filed with the SEC.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits unless they are specifically incorporated by reference into those documents), call or write Investor Relations, Solutia Inc., 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760, (314) 674-1000.

SELLING SECURITYHOLDERS

This registration statement may be used by the selling stockholders identified below. The following table presents information with respect to the selling stockholders’ beneficial ownership of our common stock as of June 30, 2009, and the shares of common stock that each such selling stockholder is offering under this prospectus supplement.

	Shares Beneficially			Shares Beneficially
	Owned Before Offering(1)			Owned After Offering(1)
		Percent of	Number of		Percent of
Name of Selling Stockholder	Number	Class(2)	Shares Offered	Number	Class(2)

Harbinger Capital Partners	9,506,028	8.0%	3,798,819	5,707,209	4.8%
Master Fund I, Ltd.(1)
Harbinger Capital Partners	7,114,291	6.0%	1,781,019	5,333,272	4.5%
Special Situations Fund, L.P.(1)

(1)	The shares attributed to Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) may be deemed to be beneficially owned by (i) the Master Fund and (ii) Harbinger Capital Partners LLC (“Harbinger LLC”), as investment manager of the Master Fund, and each has shared voting and dispositive power as to the shares held by the Master Fund. The shares attributed to the Master Fund do not include 193,092 shares issuable upon exercise of the warrants held by the Master Fund. The shares attributed to Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Situations Fund”) may be deemed to be beneficially owned by (i) the Special Situations Fund and (ii) Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), as general partner of the Special Situations Fund, and each has shared voting and dispositive power as to the shares held by the Special Fund. Additionally, the shares held by the selling stockholders may be deemed to be beneficially owned by (i) Harbinger Holdings, LLC (“Harbinger Holdings”), as managing member of each of Harbinger LLC and HCPSS, and (ii) Philip Falcone, as managing member of Harbinger Holdings and portfolio manager of each of the selling stockholders.

(2)	Calculated based on 119,029,005 shares of our common stock outstanding as of June 30, 2009.

2

PLAN OF DISTRIBUTION

The selling stockholders, which term includes their affiliated transferees, assignees or their respective successors, may from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock directly to purchasers or through broker-dealers or agents. The common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of the shares or interests therein:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling stockholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or participated in the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In order to comply with the securities laws of some states, if applicable, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, some states may restrict the selling stockholders from selling shares unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We are required to pay all expenses arising from or incident to the registration of the shares of common stock held by the selling stockholders, exclusive of underwriting fees, discounts, selling commissions and applicable stock transfer taxes, and certain other expenses of the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We cannot assure you that the selling stockholders will sell all or any of the common stock offered under the registration statement.

3

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated by reference in this prospectus, and the effectiveness of Solutia’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered accounting firm, as stated in their report, which is incorporated by reference (which report expresses unqualified opinions and includes explanatory paragraphs relating to Solutia’s reorganization under Chapter 11 of the United States Bankruptcy Code, changes in accounting principle and classification of its integrated nylon business as discontinued operations as filed on Form 8-K on July 27, 2009). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

4

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. You must not rely on unauthorized information or representations.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein is current only as of the date on the cover of each such document, and may change after that date. For any time after the cover date of this prospectus supplement, we do not represent that our affairs are the same as described or that the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein is correct, nor do we imply those things by delivering this prospectus supplement or selling securities to you.

Prospectus Supplement

PROSPECTUS SUPPLEMENT

$300,000,000

Solutia Inc.

     % Senior Notes due 2020

Joint Book-Running Managers

Jefferies & Company
Deutsche Bank Securities
Citi
HSBC
J.P. Morgan

Co-Manager

Fifth Third Securities, Inc.

          , 2010